Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 29, 2025

AMONG

SONIDA SENIOR LIVING, INC.,

AS BORROWER

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

AND

BMO BANK N.A.,

AS ADMINISTRATIVE AGENT

RBC CAPITAL MARKETS1, CITIZENS BANK, N.A., JPMORGAN CHASE BANK, N.A.,

KEYBANK NATIONAL ASSOCIATION, AND WELLS FARGO BANK, NATIONAL

ASSOCIATION,

AS CO-SYNDICATION AGENTS

BMO CAPITAL MARKETS CORP, .RBC CAPITAL MARKETS, CITIZENS BANK, N.A.,

JPMORGAN CHASE BANK, N.A., KEYBANC CAPITAL MARKETS, AND WELLS FARGO

SECURITIES, LLC,

AS JOINT LEAD ARRANGERS

AND

BMO CAPITAL MARKETS CORP. AND RBC CAPITAL MARKETS,

AS JOINT BOOK RUNNERS

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates

i

SCHEDULE 1.1(a)	Initial Borrowing Base Properties
SCHEDULE 1.1(b)	Initial Borrowing Mortgage Receivables
SCHEDULE 1.2	Permitted Liens
SCHEDULE 2.2(a)	Revolving Commitments
SCHEDULE 2.2(b)	Term Commitments
SCHEDULE 6.2	Subsidiaries
SCHEDULE 7.3(b)	Borrowing Base Eligibility Conditions
SCHEDULE 8.7	Indebtedness
SCHEDULE 8.9	Investments
SCHEDULE 8.24	Post-Closing Matters
SCHEDULE 9.1	Excluded Indebtedness

EXHIBIT A	Notice of Payment Request
EXHIBIT B	Notice of Borrowing
EXHIBIT C	Notice of Continuation/Conversion
EXHIBIT D-1	Revolving Note
EXHIBIT D-2	Swing Note
EXHIBIT D-3	Term Note
EXHIBIT E	Borrowing Base Certificate
EXHIBIT F	Compliance Certificate
EXHIBIT G	Additional Guarantor Supplement
EXHIBIT H	Assignment and Assumption
EXHIBIT I-1	Form of U.S. Tax Compliance Certificate
EXHIBIT I-2	Form of U.S. Tax Compliance Certificate
EXHIBIT I-3	Form of U.S. Tax Compliance Certificate
EXHIBIT I-4	Form of U.S. Tax Compliance Certificate
EXHIBIT J	Increase Request
EXHIBIT K	Solvency Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of December 29, 2025, by and among SONIDA SENIOR LIVING, INC., a Delaware corporation (“Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO BANK N.A., as Administrative Agent as provided herein.

PRELIMINARY STATEMENT

WHEREAS, the Borrower and certain subsidiaries of the Borrower, as guarantors, the financial institutions party thereto as “Lenders” and the Administrative Agent previously entered into the Existing Credit Agreement;

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 herein; and

WHEREAS, the Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to provide the Commitments set forth herein and subject to, and upon the satisfaction of, the conditions precedent set forth in Section 7.2 of this Agreement, this Agreement shall amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means the acquisition, through a series of transactions (such transactions, the “Acquisition”) by the Borrower of 100% of the outstanding shares of common stock, par value of $0.01, of the Target, all as more specifically described in the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of November 4, 2025, by and among Sonida Senior Living, Inc., CNL Healthcare Properties, Inc. and the other parties thereto (as the same may be amended, waived, supplemented or otherwise modified from time to time).

“Acquisition Agreement Representations” means the representations and warranties made by the Target Group in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has the right (x) to terminate its obligations under the Acquisition Agreement or (y) to decline to (or have no obligation to) consummate the Acquisition as a result of such breach of such representations and warranties in the Acquisition Agreement.

“Acquisition Equity” means any equity issued to the shareholders of the Target in connection with the Acquisition pursuant to the terms of the Acquisition Agreement and up to $110,000,017.12 of equity issued pursuant to the Investment Agreements (as defined in the Acquisition Agreement).

“Additional Guarantor Supplement” is defined in Section 12.2 hereof.

“Adjusted Term SOFR” means, for any Interest Period, the per annum rate equal to Term SOFR for such Interest Period; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means BMO Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base Book Value” means, as of any date of determination, the sum of (i) the undepreciated GAAP book value of all Borrowing Base Properties as of such date plus (ii) the GAAP book value of all Borrowing Base Mortgage Receivables as of such date.

“Aggregate Obligation” means as of any date of determination, the sum of (i) the Total Principal Obligation plus (ii) the aggregate outstanding principal amount of any other Pari Passu Indebtedness, in each case, as of such date.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Annualized” means, with respect to any calculation as of any date of determination, (a) if no more than one full Fiscal Quarter has passed since the Closing Date on such date of determination, such calculation performed for the completed Fiscal Quarter multiplied by four (4), and (b) if two or more full Fiscal Quarters have passed since the Closing Date on such date of determination, such calculation performed for the two most-recently completed Fiscal Quarters multiplied by two (2).

“Anti-Corruption Law” means the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to any Loan Party or any Subsidiary or Affiliate.

“Applicable Margin” means,

(a) with respect to Revolving Loans, Reimbursement Obligations and L/C Participation Fees, until the first Pricing Date, the rates per annum shown opposite Level V below, and thereafter from one Pricing Date to the next the Applicable Margin for the Revolving Facility means the rates per annum determined in accordance with the following schedules, to be elected by Borrower:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR SOFR LOANS UNDER REVOLVING FACILITY AND L/C PARTICIPATION FEES SHALL BE:	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING FACILITY AND REIMBURSEMENT OBLIGATIONS SHALL BE:
I	Less than or equal to 0.40 to 1.0	1.35%	0.35%
II	Less than or equal to 0.45 to 1.0, but greater than 0.40 to 1.0	1.45%	0.45%
III	Less than or equal to 0.50 to 1.0, but greater than 0.45 to 1.0	1.55%	0.55%
IV	Less than or equal to 0.55 to 1.0, but greater than 0.50 to 1.0	1.75%	0.75%
V	Greater than 0.55 to 1.0	2.00%	1.00%

(b) with respect to Term Loans, until the first Pricing Date, the rates per annum shown opposite Level V below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedules, to be elected by Borrower:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR SOFR LOANS UNDER EACH TERM FACILITY SHALL BE:	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER EACH TERM FACILITY SHALL BE:
I	Less than or equal to 0.40 to 1.0	1.30%	0.30%
II	Less than or equal to 0.45 to 1.0, but greater than 0.40 to 1.0	1.40%	0.40%
III	Less than or equal to 0.50 to 1.0, but greater than 0.45 to 1.0	1.50%	0.50%
IV	Less than or equal to 0.55 to 1.0, but greater than 0.50 to 1.0	1.70%	0.70%
V	Greater than 0.55 to 1.0	1.95%	0.95%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower ending on or after the end of the second full Fiscal Quarter (or, if the Closing Date occurs within the first half of a Fiscal Quarter, the end of the first full Fiscal Quarter) after the Closing Date, the first Business Day after the date on which the Administrative Agent is in receipt of the Borrower’s most recent Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) (the “Borrower Information”) for the Fiscal Quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered the Borrower Information by the date the same is required to be delivered under Section 8.5 hereof, then until such Borrower Information is delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply). If the Borrower subsequently delivers such Borrower Information before the next Pricing Date, the Applicable Margin established by such late delivered Borrower Information shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Borrower Information shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such Borrower Information until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined. The parties understand that the Applicable Margin set forth herein shall be determined and may be adjusted from time to time based upon the Borrower Information. If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent and the Lenders, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such Applicable Margin for such period shall be automatically recalculated using the correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Revolving Credit Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

“Applicable Percentage” means, (a) with respect to any Tranche 1 Term Lender at any time, the percentage of the Tranche 1 Term Facility represented by such Tranche 1 Term Lender’s Tranche 1 Term Loan Commitment and Tranche 1 Term Loans at such time, (b) with respect to any Tranche 2 Term Lender at any time, the percentage of the Tranche 2 Term Facility represented by such Tranche 2 Term Lender’s Tranche 2 Term Loan Commitment and Tranche 2 Term Loans at such time, (c) with respect to any Incremental Term Lender at any time, the percentage of the applicable Incremental Term Loan Facility represented by the sum of such Incremental Term Lender’s unfunded Incremental Term Loan Commitments (if any) for the applicable Incremental Term Facility and the principal amount of such Incremental Term Lender’s Incremental Term Loans for the applicable Incremental Term Loan Facility at such time, and (d) with respect to any Revolving Lender at any time, its Revolver Percentage. The initial Applicable Percentage of each Lender in respect of the Revolving Facility, Tranche 1 Term Facility, and the Tranche 2 Term Facility is set forth opposite the name of such Lender on Schedule 2.2(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Where the term “Applicable Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Applicable Percentage of each Facility, and expressing such components on a single percentage basis.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of BMO Capital Markets Corp., RBC Capital Markets, Citizens Bank, N.A., JPMorgan Chase Bank, N.A., KeyBanc Capital Markets, Wells Fargo Securities, LLC, and each other Person that becomes a Joint Lead Arranger pursuant to a JLA Arrangement Fee Letter on or prior to the Effective Date between the Borrower and such Person.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by BMO Bank N.A., any other Lender, or any of their Affiliates: (a) credit or charge cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, or (c) the sum of (i) Adjusted Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 4.3, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if the Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(b)(i) or (ii).

“Benchmark Replacement” means, either of the following to the extent selected by Administrative Agent in its sole discretion,

(a) the sum of (i) Daily Simple SOFR and (ii) the Benchmark Replacement Adjustment; or

(b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Book Runner” means each of BMO Capital Markets Corp. and RBC Capital Markets, each in its capacity as a Joint Bookrunner.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single Class and a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under any Facility on a single date and, in the case of SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under any Facility according to their Applicable Percentages of such Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6. Borrowings of Swingline Loans are made by the Swingline Lender in accordance with the procedures set forth in Section 2.2(b).

“Borrowing Base Asset” means, as of any date of determination, each Borrowing Base Property and each Borrowing Base Mortgage Receivable as of such date.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form reasonably acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Sections 7.3, 8.5 and 8.23 hereof.

“Borrowing Base Determination Date” means each date on which the Borrowing Base Value is certified in writing to the Administrative Agent, which shall occur as follows:

(a) Closing Date. As of the Closing Date pursuant to Section 8.5(j).

(b) Quarterly. For quarterly certifications, as of the date on which a Borrowing Base Certificate is delivered pursuant to Section 8.5(j).

(c) Asset Adjustments. Following each addition of an Eligible Property or Eligible Mortgage Receivable, the date on which a Borrowing Base Certificate is delivered pursuant to Section 7.3; and following each deletion or removal of an Eligible Property or Eligible Mortgage Receivable, promptly following such deletion or removal (including, pursuant to Section 8.24(b)).

“Borrowing Base Mortgage Receivable” means, as of any date of determination, any Eligible Mortgage Receivable which is taken into account in calculating the Aggregate Borrowing Base Book Value.

“Borrowing Base Property” means, as of any date of determination, any Eligible Property which is taken into account in calculating the Aggregate Borrowing Base Book Value.

“Borrowing Base Requirements” means with respect to the calculation of the Borrowing Base Value as of any date of determination, collectively, that:

(a) at all times, there shall be not fewer than fifteen (15) Borrowing Base Properties;

(b) the Aggregate Borrowing Base Book Value shall not be less than (i) at all times prior to the Collateral Release Date, $250,000,000 and (ii) at all times from and after the Collateral Release Date, $750,000,000;

(c) no more than fifteen percent (15%) of the Aggregate Borrowing Base Book Value may be attributable to a single Borrowing Base Property; provided that, to the extent applicable, any amount of undepreciated GAAP book value in excess of such fifteen percent (15%) limit shall be excluded from the calculation of the Aggregate Borrowing Base Book Value;

(d) no more than twenty-five percent (25%) of the Aggregate Borrowing Base Book Value may be attributable to Borrowing Base Properties located in any one metropolitan statistical area; provided that, to the extent applicable, any amount of undepreciated GAAP book value in excess of such twenty-five percent (25%) limit shall be excluded from the calculation of the Aggregate Borrowing Base Book Value;

(e) no more than ten percent (10%) of the Aggregate Borrowing Base Book Value may be attributable to Borrowing Base Properties that are subject to a Qualified Ground Lease; provided that, to the extent applicable, any amount of undepreciated GAAP book value in excess of such ten percent (10%) limit shall be excluded from the calculation of the Aggregate Borrowing Base Book Value;

(f) no more than ten percent (10%) of the Aggregate Borrowing Base Book Value may be attributable to Borrowing Base Mortgage Receivables; provided that, to the extent applicable, any amount of GAAP book value in excess of such ten percent (10%) limit shall be excluded from the calculation of the Aggregate Borrowing Base Book Value; and

(g) the weighted (based on undepreciated GAAP book value) aggregate Occupancy Rate for all Borrowing Base Properties shall be not less than eighty percent (80%), based on the Occupancy Rate of each Borrowing Base Property at the end of the most recently-ended fiscal quarter.

“Borrowing Base Value” means, as of any date of determination, an amount equal to the lesser of (a) (i) sixty percent (60%) multiplied by (ii) the Aggregate Borrowing Base Book Value; and (b) the maximum amount of Aggregate Obligation that could be incurred without causing the Implied Borrowing Base Debt Service Coverage Ratio to be less than 1.50 to 1.00.

“Bridge Agent” means Royal Bank of Canada, in its capacity as administrative agent for the Bridge Loan.

“Bridge Loan” means the bridge loan (if funded on or about the Closing Date) with a term of 364 days provided to the Borrower pursuant to the Bridge Loan Agreement by lenders party thereto from time to time for the purpose, in part, of financing the Acquisition.

“Bridge Loan Agreement” means, if the Bridge Loan is funded on or about the Closing Date, a certain bridge loan agreement to be dated on or about the Closing Date by and among the Borrower, the Bridge Agent, the lenders party thereto and the other parties thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Pari Passu Intercreditor Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means (subject to Section 1.3 hereof) any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Reserve” means an amount, per annum, equal to $400 multiplied by the number of units in the Borrowing Base Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following occurring after the consummation of the Acquisition: (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), at any time of beneficial ownership of more than 50% of the outstanding capital stock or other equity interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully diluted basis; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche 1 Term Loan Commitment, Tranche 2 Term Loan Commitment or any tranche of Incremental Term Loan Commitments, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan, a Tranche 1 Term Loan, a Tranche 2 Term Loan or an Incremental Term Loan, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the Business Day upon which each condition described in Section 7.2 shall be satisfied or waived by the Lenders pursuant to Section 13.3.

“Closing Date Guarantors” means each of the Guarantors as of the Closing Date, but for the avoidance of doubt excluding the Designated Target Entities (which shall be joined as Guarantors after the Closing Date pursuant to Section 8.24).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents, including, without limitation, at all times prior to the Collateral Release Date, the Equity Interest Collateral.

“Collateral Account” is defined in Section 9.4.

“Collateral Documents” means the Pledge Agreement and all other security agreements, pledge agreements, assignments, financing statements, control agreements, and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.

“Collateral Release Date” is defined in Section 7.3(e).

“Commitment” means a Revolving Credit Commitment or a Term Commitment, as the context may require.

“Commitment Increase” is defined in Section 2.15.

“Commitment Termination” is defined in Section 1.7.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated EBITDA” means, for any period of determination, determined on a consolidated basis of the Borrower and its Subsidiaries, in accordance with GAAP, the sum of net income (or loss) plus, to the extent included as an expense in the calculation of net income (or loss): (i) depreciation and amortization expense; (ii) Interest Expense (including net payments and losses under Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk to the extent included in Interest Expense); (iii) income tax expense; (iv) extraordinary, unrealized or non-recurring losses, including impairment charges and losses from the sale of assets; (v) fees and expenses incurred in connection with (a) business acquisitions and (b) dispositions, the incurrence of Indebtedness or the issuance of capital stock (whether or not consummated); (vi) non-cash losses (provided that any cash payment made with respect to any such non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (vii) any other non-cash charges, expenses or losses, including, any non-cash expense relating to the vesting of warrants, non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, non-cash compensation charges, non-cash translation loss, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing net income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (viii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements), (ix) the aggregate amount of any premium, make whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are required to be made in connection with any prepayment of any Indebtedness, to the extent the same were deducted (and not added back) in calculating such net income, (x) losses on sales of fixed assets or discontinued or disposed of operations or write-downs of fixed or intangible assets and losses in respect of casualty or condemnation events, and (xi) non-recurring or unusual (as determined in accordance with GAAP) expenses consisting of legal, legal-

related, audit, consulting, tax and other third-party professional fees incurred in connection with corporate restructuring, employment, intellectual property and acquisition matters, non-ordinary course litigation (threatened or otherwise) and non-ordinary course legal settlements, settlement payments made with respect to such non-ordinary course litigation and settlements, and non-ordinary course penalties and fines; minus: (a) extraordinary, unrealized or non-recurring gains, including the write-up of assets and gain from the sale of assets; (b) non-cash gains (provided that any receipt of cash in respect of such non-cash gains shall be added in computing Consolidated EBITDA during the period in which such cash was received); and (c) income tax benefits. For the purposes of calculating Consolidated EBITDA for Real Properties not owned and operated by the Borrower or its Subsidiaries for the prior one (1) full fiscal quarters most recently ended, the Consolidated EBITDA attributable to such Real Properties shall be calculated by using the actual historical results for such Real Properties for the prior one (1) full fiscal quarters most recently ended, Annualized, as if the Real Properties had been owned by the Borrower or its Subsidiaries during such period; provided, however, to the extent actual historical Consolidated EBITDA attributable to such Real Properties is unavailable, the Borrower may include such calculation of Consolidated EBITDA attributable to such Real Properties calculated on a pro forma basis, so long as the Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, with respect to any Joint Venture, Consolidated EBITDA shall be calculated based on that portion of foregoing income, add-backs and deductions allocated to such Person’s Ownership Share held in such Joint Venture.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA, to (ii) Consolidated Fixed Charges, in each case, for the most recently-ended Rolling Period, Annualized.

“Consolidated Fixed Charges” means, for any period of determination, determined on a consolidated basis of the Borrower and its Subsidiaries, in accordance with GAAP, (i) Interest Expense and Debt Service for such period, plus (ii) payments paid in cash in respect of preferred stock or other preferred equity securities to any Person that is not the Borrower or any of its Wholly-owned Subsidiaries, but excluding (a) gains and losses from unwinding or break-funding of Hedging Agreements, (b) write-offs of unamortized deferred financing fees, (c) prepayment fees, premiums and penalties, (d) interest related to construction loans that maintain fully funded interest reserves, and (e) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Consolidated Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness evidenced by notes, bonds, debentures or similar instruments and Capitalized Lease Obligations that are secured by a Lien, it being understood that the Obligations and the Permitted Pari Passu Indebtedness shall not be deemed to be Secured Indebtedness after the Collateral Release Date.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as of such date to (ii) Total Asset Value as of such date.

“Consolidated Secured Recourse Indebtedness” means, as of any date of determination, the aggregate principal amount of all Consolidated Secured Indebtedness which is recourse to, or has a deficiency guaranty provided by, the Borrower or its Subsidiaries (directly or by a guaranty thereof, but without duplication), it being understood that any Indebtedness which provides for recourse to the Borrower or its Subsidiaries solely by virtue of Customary Recourse Exceptions shall not constitute Consolidated Secured Recourse Indebtedness.

“Consolidated Secured Recourse Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Recourse Indebtedness as of such date to (ii) Total Asset Value as of such date.

“Consolidated Tangible Net Worth” means, as of any date of determination, (i) Total Asset Value minus (ii) Consolidated Total Indebtedness.

“Consolidated Total Indebtedness” means, as of any date of determination, the consolidated Indebtedness of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Convertible Preferred Stock” means the Borrower’s issued and outstanding shares Series A Convertible Preferred Stock, par value $0.01 per share.

“Covenant Step Up Date” means, the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the Collateral Release Date.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities, failure to pay taxes and insurance, bankruptcy, prohibited transfers, prohibited lease amendments or terminations by the relevant Loan Party, violations of single purpose entity covenants and other customary exceptions.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Service” means the scheduled principal amortization paid on Consolidated Total Indebtedness for such period (exclusive of any balloon payments or prepayments of principal paid on such Consolidated Total Indebtedness).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swingline Lender and each Lender.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Designated Target Entity” means, each of the Target’s Subsidiaries that will be a Material Subsidiary immediately after giving effect to the Acquisition.

“Development Property” means, at any time, a Real Property that is under construction or otherwise under development or redevelopment, designated as a Development Property by the Borrower in writing furnished to the Administrative Agent and not yet substantially complete, with any such Real Property remaining as a Development Property until the earlier to occur of (i) substantial completion of its construction, development or redevelopment (including issuance of a temporary or permanent certificate of occupancy for such Real Property permitting the full use and occupancy for its regular intended uses as a senior housing property), as applicable, and (ii) the date that is the first anniversary of the date such Real Property is initially designated by the Borrower as a Development Property in writing furnished to the Administrative Agent.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Revolving Credit Termination Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day following the Revolving Credit Termination Date as of the date on which such Equity Interest is issued; provided, however, that any Equity Interest of a Person that is issued with the benefit of provisions requiring a change of control offer to be made for such Equity Interest in the event of a change of control of such Person will not be deemed to be Disqualified Stock solely by virtue of such provisions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).

“Eligible Mortgage Receivable” means, as of any Borrowing Base Determination Date, as applicable, any Mortgage Receivable (for the avoidance of doubt, excluding any Mortgage Receivable that is delinquent sixty (60) days or more in interest or principal payments due thereunder) owed to the Borrower or a Material Subsidiary which satisfies the following conditions:

(a) such Mortgage Receivable is one hundred percent (100%) owned by the Borrower or a Wholly-owned Subsidiary;

(b) such Mortgage Receivable is secured by a first or second mortgage on a fully operational fifty-five years old or older apartment community, independent living, assisted living and/or memory care property and located in the United States (but none of its territories) that has received a certificate of occupancy;

(c) the real property securing such Mortgage Receivable is located in the United States of America and the loan documents pertaining to the mortgage or deed of trust are governed by the law of a state of the United States;

(d) (i) neither the Borrower’s beneficial ownership interest, directly or indirectly, in any such Material Subsidiary, any applicable Parent Subsidiary’s beneficial ownership interest, directly or indirectly, in any such Material Subsidiary, nor the Mortgage Receivable is subject to any Lien (other than Permitted Liens) or to any negative pledge (other than in favor of the Lenders pursuant to the Loan Documents or, prior to the Collateral Release Date, with respect to Permitted Pari Passu Indebtedness), (ii) the Borrower or the applicable Material Subsidiary has the unilateral right to sell, transfer or otherwise dispose of such Mortgage Receivable and to create a Lien on such Mortgage Receivable as security for Indebtedness, and (iii) subject to Section 8.24(b) with respect to the Designated Target Entities, any such Material Subsidiary shall have either executed this Agreement as a Guarantor or shall have delivered to the Administrative Agent (A) an Additional Guarantor Supplement or a separate Guaranty Agreement pursuant to Section 12.2 hereof, and (B) each of the documents required by Section 7.3, as applicable, hereof;

(e) the real property securing such Mortgage Receivable is free of all material structural defects, material title defects, material mechanical defects, material architectural defects, conditions that could give rise to a material Environmental Claim or other adverse physical matters not covered by insurance or for which no reserves have been established and which, individually or collectively, materially impair the value of such real property;

(f) the real property securing such Mortgage Receivable is appropriately insured (including casualty, liability and, as applicable, wind, earthquake, environmental and flood insurance); and

(g) subject to Section 8.24, at all times prior to the Collateral Release Date, the Equity Interest in the Material Subsidiary that owns such Mortgage Receivable are subject to a first priority Lien in favor of the Administrative Agent.

For the sake of clarity, if the requirements set forth in Section 8.24(b) with respect to the Designated Target Entities are not satisfied as and when due, then the Initial Borrowing Base Mortgage Receivables owned by such Designated Target Entities shall no longer be Eligible Mortgage Receivables, and the Borrower shall, on the date specified in such Section 8.24(b), deliver an updated Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent evidencing the reduction or removal of any applicable Initial Borrowing Base Mortgage Receivables from the Borrowing Base Value and prepay the Loans such that the Loans then-outstanding do not exceed the re-calculated Borrowing Base Value.

“Eligible Property” means, as of any Borrowing Base Determination Date, as applicable, any Real Property owned or leased pursuant to a Qualified Ground Lease by the Borrower or a Material Subsidiary which satisfies the following conditions:

(a) such Real Property is one hundred percent (100%) owned in fee simple, or leased pursuant to a Qualified Ground Lease, individually or collectively, by the Borrower or a Wholly-owned Subsidiary;

(b) such Real Property has received a certificate of occupancy, if applicable, and is a fully operational fifty-five years old or older apartment community, independent living, assisted living and/or memory care property and located in the United States (but none of its territories);

(c) (i) neither the Borrower’s beneficial ownership interest, directly or indirectly, in any such Material Subsidiary, any applicable Parent Subsidiary’s beneficial ownership interest, directly or indirectly, in any such Material Subsidiary, nor the Real Property is subject to any Lien (other than Permitted Liens) or to any negative pledge (other than in favor of the Lenders pursuant to the Loan Documents or, prior to the Collateral Release Date, with respect to Permitted Pari Passu Indebtedness), (ii) the Borrower or the applicable Material Subsidiary has the unilateral right to sell, transfer or otherwise dispose of such Real Property and to create a Lien on such Real Property as security for Indebtedness, and (iii) subject to Section 8.24(b) with respect to the Designated Target Entities, any such Material Subsidiary shall have either executed this Agreement as a Guarantor or shall have delivered to the Administrative Agent (A) an Additional Guarantor Supplement or a separate Guaranty Agreement pursuant to Section 12.2 hereof, and (B) each of the documents required by Section 7.3, as applicable, hereof;

(d) such Real Property, is free of all material structural defects, material title defects, material mechanical defects, material architectural defects, conditions that could give rise to a material Environmental Claim or other adverse physical matters not covered by insurance or for which no reserves have been established and which, individually or collectively, materially impair the value of such Real Property;

(e) such Real Property is appropriately insured (including casualty, liability and, as applicable, wind, earthquake, environmental and flood insurance);

(f) such Real Property shall constitute a separate tax parcel (or parcels);

(g) (i) such Real Property is managed by the Borrower or a Material Subsidiary or, subject to the Administrative Agent’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), a third-party manager (it being understood that any third-party managers retained by the Borrower, any Material Subsidiary or the Target Group with respect to their respective properties that will become Borrowing Base Properties on the Closing Date are deemed approved) or (ii) such Real Property is a Net Leased Property that is 100% leased to a single tenant not in bankruptcy or more than sixty days past due on any payment of rent ;

(h) subject to Section 8.24, at all times prior to the Collateral Release Date, the Equity Interests in the Material Subsidiary that owns such Real Property are subject to a first priority Lien in favor of the Administrative Agent; and

(i) at the time of addition thereof, the Occupancy Rate for such Real Property (as at the end of the most recent fiscal quarter) shall be not less than (i) 75% for all assisted living facilities, independent living facilities and memory care facilities (including the Properties known as Benton House at Port Orange, Benton House at Florence and Benton House at Bluffton, and all assets acquired from the Target Group but excluding any Net Leased Properties) and (ii) 80% for all other Real Properties, including each Net Leased Property.

For the sake of clarity, if the requirements set forth in Section 8.24(b) with respect to the Designated Target Entities are not satisfied as and when due, then the Initial Borrowing Base Properties owned by such Designated Target Entities shall no longer be Eligible Properties, and the Borrower shall, on the date specified in such Section 8.24(b), deliver an updated Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent evidencing the reduction or removal of any applicable Initial Borrowing Base Property from the Borrowing Base Value and prepay the Loans such that the Loans then-outstanding do not exceed the re-calculated Borrowing Base Value.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, investigative, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, investigation, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of any Loan Party or any Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest Collateral” means one hundred percent (100%) of the direct and indirect Equity Interests owned by Borrower in each Material Subsidiary.

“Equity Interests” means with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Escrow Account” is defined in Section 2.6(d).

“Escrow Agent” means Computershare, Inc., in its capacity as “Exchange Agent” under the Acquisition Agreement.

“Escrow Agreement” means a certain escrow agreement to be entered into among the Borrower, the Escrow Agent, and the Administrative Agent, which will provide for the release of the Escrow Funds upon the occurrence of the Escrow Release Date.

“Escrow Funds” means the proceeds of the Facilities funded on the Closing Date in accordance with Section 7.2 and actually received by the Escrow Agent on the Closing Date, net of any fees payable pursuant to Section 3.1(c).

“Escrow Release Date” means the date that is one Business Day after the Closing Date upon which each condition described in Section 7.4 shall be satisfied or waived by the Lenders pursuant to Section 13.3.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Excluded Indebtedness” means the Indebtedness set forth on Schedule 9.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any withholding Taxes imposed under FATCA.

“Existing Commitment Termination Date” is defined in Section 2.16.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 24, 2024, among Borrower, BMO Bank, N.A., as administrative agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified.

“Extension Fee” means an extension fee payable by the Borrower for a one-year extension pursuant to Section 2.16 hereto in an amount equal to 0.125% of the Revolving Credit Commitments in effect on the Existing Commitment Termination Date that are so extended.

“Facility” means each of the Revolving Facility and each Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that, if the Federal Funds Rate as so determined would be less than 0.00%, the Federal Funds Rate will be deemed to be 0.00% for purposes of this Agreement.

“Fee Letter” is defined in Section 3.1(c).

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Quarter” means each of the three-month fiscal periods ending on or about March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means the twelve-month period ending on December 31 of each calendar year.

“Floor” means the rate per annum of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Revolver Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolver Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Conditions Provision” means, notwithstanding anything set forth in Section 7.2 to the contrary, (i) the terms of this Agreement shall not impair the availability of the Facilities on the Closing Date if the conditions set forth in Section 7.2 are satisfied (or waived), it being understood that, except as set forth in clause (ii) below, to the extent any lien search, certificate, endorsement or Collateral or any security interest therein is not or cannot be provided (other than the pledge and perfection of security interests in the pledged certificated stock of the Borrower and the Closing Date Guarantors, to the extent possession of such certificates perfects a security interest therein) after use of commercially reasonable efforts to do so, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be delivered and perfected within 30 days after the Closing Date (of five (5) Business Days in the case of delivery of possession of capital stock or other certificated security) (or in each case, such longer period acceptable to the Administrative Agent) and (ii) with respect to (a) any item required to be delivered pursuant to clause (i) above with respect to a Designated Target Entity, the Borrower shall not be required to exercise commercially reasonable efforts to timely deliver the item in order to be afforded the specified extended period for delivery and (b) any guaranty agreement to be provided by a Designated Target Entity shall be required to be delivered on or prior to the date that is five (5) Business Days after the Closing Date (or such longer period acceptable to the Administrative Agent).

“Funds From Operations” means with respect to a Person, for any period, the sum of (i) net income (or loss) of such Person computed in accordance with GAAP, calculated without regard to (a) gains (or losses) from sales of real estate assets during such period, (b) gains (or losses) from change in control, and (c) charges for impairment write downs of real estate and investments in entities in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by such entities, plus (ii) depreciation with respect to such Person’s real estate assets and amortization of such Person for such period, plus (iii) costs in connection with acquisitions (including costs associated with capital markets and other financing activities related thereto), plus (iv) extraordinary and non-recurring gains and losses.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means a ground lease of Real Property where the owner of the fee interest thereunder is not an Affiliate of the Borrower and the fee interest is not pledged to secure the Secured Obligations.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means and includes each Subsidiary executing and delivering this Agreement as a Guarantor or otherwise guaranteeing the Obligations of Borrower by any separate Guaranty Agreement; provided that, notwithstanding the foregoing but subject to Section 8.24, the Designated Target Entities shall be deemed to be Guarantors as of the Closing Date.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, or a pollutant and includes, without limitation, (a) asbestos, polychlorinated biphenyls, propane and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous,” “toxic,” or a “pollutant” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of any Loan Party to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement as such Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Implied Debt Service” means, with reference to any period, the aggregate Interest Expense and Debt Service that would be due and payable during such period on the Implied Debt Service Indebtedness.

“Implied Borrowing Base Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate NOI for all Borrowing Base Properties over the preceding Rolling Period, Annualized (provided that, for purposes of this calculation, if the NOI from any Borrowing Base Property during such Rolling Period is less than $0, such NOI shall be deemed to be $0) to (ii) the Implied Debt Service over the preceding Rolling Period, Annualized.

“Implied Debt Service Indebtedness” means, as of any date of determination, Indebtedness in an amount equal to the Aggregate Obligation which (i) amortizes over a period of thirty (30) years with equal payments of principal and interest due and payable on a monthly basis, and (ii) bears interest at a per annum rate equal to the greater of (x) 6.00% per annum, (y) the current yield on United States treasuries having the closest maturity date to the tenth (10th) anniversary of the date of determination, plus 2.25%, and (z) the weighted average actual interest rate (including index rate and applicable margin and determined based on the related outstanding pricing amounts thereof on such date of determination) applicable to the Aggregate Obligation as of the last day of the most recently ended Rolling Period.

“Incremental Amendment” is defined in Section 2.15.

“Incremental Lender” is defined in Section 2.15.

“Incremental Term Lender” means, at any time, any Lender that has an Incremental Term Loan Commitment or holds Incremental Term Loans at such time.

“Incremental Term Loan” is defined in Section 2.15.

“Incremental Term Loan Commitment” is defined in Section 2.15.

“Incremental Term Loan Facility” is defined in Section 2.15. Unless otherwise specified herein, each tranche of Incremental Term Loan Commitments or Incremental Term Loans shall constitute a separate Incremental Term Loan Facility.

“Indebtedness” means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable stock if such redemption is required to be made in cash rather than common stock, (iii) [reserved], (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, which, if more than ninety (90) days past the original invoice date therefor, are being contested in good faith by appropriate proceedings and for which reserves adequate under GAAP shall have been established therefor), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) any amount payable by such Person pursuant to all guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees or backstop agreements until such time as such Person is called upon to make payments under any of these guarantees or backstop agreements, at which time such guarantees or backstop agreements shall thereafter be included in the definition of Indebtedness to the extent of the actual liability thereunder), (viii) all Capital Lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) net obligations under any derivatives contract, in an amount equal to the derivatives termination value thereof, and (xii) payments received in consideration of sale of an ownership interest in Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein).

“Indemnified Taxes” means (i) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Ineligible Asset” is defined in Section 8.23 hereof.

“Initial Borrowing Base Mortgage Receivables” means, collectively, the Mortgage Receivables listed on Schedule 1.1(b) (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion), and “Initial Borrowing Base Mortgage Receivable” means any such Mortgage Receivable.

“Initial Borrowing Base Properties” means, collectively, the Real Properties listed on Schedule 1.1(a) (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion), and “Initial Borrowing Base Property” means any such Real Property.

“Interest Expense” means, for any period, an amount equal to (a) consolidated total interest expense (net of cash interest income of Borrower and its Subsidiaries with respect to all outstanding Indebtedness of Borrower and its Subsidiaries and net cash costs (less net cash payments) under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) of Borrower and its Subsidiaries that are consolidated in accordance with GAAP for such period minus (b) any non-cash amounts included in such consolidated total interest expense which reflect the amortization of deferred financing charges for such period.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than Swingline Loans), the last day of March, June, September and December of every year and on the maturity date, (b) as to any SOFR Loan the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date and (c) as to any Swingline Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swingline Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swingline Loan, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans or Swingline Loans (bearing interest at the Swingline Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of SOFR Loans, one (1), three (3), or six (6) months thereafter and (b) in the case of Swingline Loans bearing interest at the Swingline Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the Borrower and the Swingline Lender, provided, however, that:

(a) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person that is not a Subsidiary and in which any Loan Party or a Subsidiary of a Loan Party owns, directly or indirectly, any Stock.

“Land Assets” means any Real Property that is raw or undeveloped land (other than improvements that are not material and are temporary in nature) and which is not a Development Property and which does not generate rental revenues under a ground lease.

“L/C Commitment” means, with respect to any L/C Issuer, the indicated Dollar amount set forth opposite such L/C Issuer’s name as its L/C Commitment on Schedule 2.2(a) hereto, as such amount may be adjusted from time to time in accordance with this Agreement. If the L/C Sublimit is decreased, the L/C Commitment of each L/C Issuer shall be reduced pro rata among the L/C Issuers according to each L/C Issuer’s percentage of total L/C Commitments represented by such L/C Issuer’s L/C Commitment.

“L/C Issuer” means (a) each of BMO Bank N.A. and Royal Bank of Canada and (b) any Lender that may become an L/C Issuer pursuant to Section 2.3(i), each, in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity as provided in Section 2.3(h). Each reference herein to “the L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto or any and all L/C Issuers, as the context permits or requires.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 3.1(b).

“L/C Sublimit” means an amount equal to $50,000,000, as amended pursuant to the terms hereof.

“Lease” means each existing or future lease, sublease (to the extent of any property owner’s rights thereunder), license, or other similar agreement under the terms of which any Person has or acquires any right to occupy or use any Real Property or any part thereof, or interest therein, as the same may be amended, supplemented or modified.

“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Bank N.A. and the other Persons listed on Schedule 2.2(a) and Schedule 2.2(b) and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Lending Office” is defined in Section 4.7.

“Letter of Credit” is defined in Section 2.3(a).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Term Loan, or Swingline Loan whether outstanding as a Base Rate Loan or SOFR Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means the Borrower and each of the Guarantors.

“Material Acquisition” means any acquisition (or series of related acquisitions) or investments (or series of related investments) permitted under this Agreement and consummated in accordance with the terms hereof for which the aggregate consideration paid in respect of such acquisition or investment (including any Indebtedness assumed in connection therewith) exceeds 10% of Total Asset Value (calculated prior to giving effect to such transaction). For the avoidance of doubt, the Acquisition shall not constitute a Material Acquisition for purposes hereof.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) prior to the Collateral Release Date, the perfection or priority of any Lien granted under any Collateral Document.

“Material Subsidiary” means each Subsidiary that owns a Borrowing Base Asset.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Receivable” means the principal amount of an obligation owing to the Borrower or any Subsidiary of the Borrower that is secured by a mortgage, deed of trust, deed to secure debt or other similar security interest made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness of which (x) Borrower or other Subsidiary is the holder and retains the rights of collection of all payments thereunder, and (y) the mortgagor or grantor with respect to such Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Net Leased Property” means a Real Property that is leased to a third-party tenant pursuant to a triple net lease and such tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property (whether in the form of reimbursements or rent) in addition to the base rental payments required thereunder.

“NOI” means, with respect to any Real Property for any period, the aggregate amount of (i) property rental and other income derived from the operation of such Real Property (including, without limitation, all income from base rent, percentage rent and any additional rent in the nature of expense reimbursements or contributions made by tenants for insurance premiums, real estate taxes, common area expenses or similar items) as determined in accordance with GAAP (or, with respect to a Net Leased Property, the actual rent paid to the Borrower or applicable Subsidiary that owns such Real Property), minus (ii) all expenses (as determined in accordance with GAAP) paid or accrued related to the ownership, operation or maintenance of such Real Property for such period, including but not limited to any management fee with respect to such Real Property, the Capital Reserve with respect to such Real Property, and amounts accrued for the payment of real estate taxes and insurance premiums with respect to insurance covering such Real Property, minus (iii) the greater of (x) an imputed management fee of five percent (5%) of gross property rental and other income derived from the operation of such Real Property as determined in accordance with GAAP as of such period and (y) actual management fees paid in cash to third party managers pursuant to any advisory, management or similar agreement as may from time to time be in effect as of such period; provided that, clause (ii) shall exclude expenses (but not any Capital Reserve) actually paid by third-party tenants with respect to a Net Leased Property. Notwithstanding anything to the contrary, “NOI” shall at all times exclude (a) any general and administrative expenses related to the operation of the Borrower and its Subsidiaries, (b) any Interest Expense or other Debt Service charges, (c) any non-cash charges such as depreciation or amortization of financing costs, and (d) for the avoidance of doubt, any such items of expense which are payable directly by a tenant under the terms of its lease, including but not limited to insurance premiums, real estate taxes, and/or common area charges. For the purposes of calculating NOI for any Real Property not owned and operated by the Borrower or its Subsidiaries for the prior one (1) full fiscal quarter most recently ended, the NOI attributable to such Real Property shall be the sum of (x) NOI of such Real Property for such portion of such prior one (1) full fiscal quarter during which such Real Property was owned and operated by the Borrower or a Subsidiary plus (y) the actual historical results for such Real Property for the portion of such prior one (1) full fiscal quarter during which partial period such Real Property was not owned and operated by the Borrower or its Subsidiaries; provided, however, to the extent actual historical NOI attributable to such Real Property is unavailable, the Borrower may include such calculation of historical NOI attributable to such Real Property calculated on a proforma basis, so long as the Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” each is defined in Section 2.10.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Occupancy Rate” shall mean (i) with respect to any assisted living facility, independent living facility and memory care facility (other than a Net Leased Property), the number of currently rented and occupied units in a Real Property divided by the total number of units in such Real Property, and (ii) with respect to all other types of Real Property, including each Net Leased Property, the rented and occupied square footage in a Real Property divided by the total square footage in such Real Property; provided that a unit or square footage that is not rented or occupied because such unit or square footage is subject to material repairs or renovation shall be excluded from both the numerator and denominator of such percentage calculation.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” is defined in Section 8.15.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders (whether administered by OFAC or otherwise), and any similar laws, regulations or orders adopted by any State within the United States.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Ownership Share” means with respect to any Property, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Property or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Property determined in accordance with the applicable provisions of the tenancy-in-common agreement, joint venture agreement or other applicable governing or management document of such Property.

“Parent Subsidiary” means each Subsidiary that directly or indirectly owns any Equity Interests in a Material Subsidiary.

“Pari Passu Indebtedness” means the Bridge Loan, if any.

“Pari Passu Intercreditor Agreement” means, to the extent the Bridge Loan is funded on the Closing Date, a certain Pari Passu Intercreditor Agreement to be dated as of the Closing Date, by and among the Administrative Agent and the Bridge Agent, and acknowledged by the Borrower, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Participant” is defined in clause (d) of Section 13.2.

“Participant Register” is defined in clause (d) of Section 13.2.

“Participating Interest” is defined in Section 2.3(e).

“Participating Lender” is defined in Section 2.3(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Liens” means each of the following: (a) Liens for Taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such real property or the use of such real property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Guarantor as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same do not constitute an Event of Default under Section 9.1(g); (h) the rights of tenants or lessees under leases or subleases not materially interfering with the ordinary conduct of business of such Person; (i) Liens granted pursuant to the Collateral Documents; (j) Liens on Property owned by non-Material Subsidiaries (other than the Equity Interests issued by a Material Subsidiary and owned by a Parent Subsidiary) and Liens on the Equity Interests of non-Material Subsidiaries; (k) Liens existing on the date hereof and listed on Schedule 1.2 attached hereto; (l) Liens securing obligations in the nature of personal property financing leases for equipment, furniture, furnishings or similar assets, Capitalized Lease

Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases; (m) such other title and survey exceptions as the Administrative Agent has approved in writing in the Administrative Agent’s reasonable discretion; (n) with respect to any Property that is not a Borrowing Base Asset, other Liens not otherwise permitted above securing Indebtedness or other obligations not prohibited hereunder; and (o) prior to the Collateral Release Date, Liens securing Permitted Pari Passu Indebtedness.

“Permitted Pari Passu Indebtedness” means Pari Passu Indebtedness so long as, prior to the Collateral Release Date, such Pari Passu Indebtedness is subject to the Pari Passu Intercreditor Agreement.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement in respect of the Equity Interest Collateral among the Guarantors party thereto and the Administrative Agent, entered into in connection with the Existing Credit Agreement and dated as of July 24, 2024, as amended, restated, amended and restated, supplemented or modified from time to time.

“Property” or “Properties” means, as to any Person, all types of real (including Real Property), personal, tangible, intangible or mixed property, including leasehold estates created by Ground Leases, owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP, including, as to any Subsidiary, any Real Property owned by it.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means at any time, (i) a ground lease reviewed and approved by the Administrative Agent, in its sole discretion, as to which no default (other than a default which remains subject to grace or cure periods) or event of default has occurred or with the passage of time or the giving of notice would occur or (ii) an unsubordinated ground lease as to which no default (other than a default which remains subject to grace or cure periods) or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options exercisable at the ground lessee’s sole election with no veto or approval rights by ground lessor or any lender to such ground lessor other than customary requirements regarding no event of default) of thirty (30) years or more from the date such Real Property is included as a Borrowing Base Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Real Property” or “Real Properties” means any real property owned or leased by the Borrower or any Subsidiary.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Refinancing” means the refinancing or otherwise discharging of the loan made to CHP Partners, LP pursuant to that certain Amended and Restated Credit Agreement, dated as of December 7, 2023 by and among CHP Partners, LP, as borrower, the lenders from time to time party thereto and KeyBank National Association, as administrative agent.

“Reimbursement Obligation” is defined in Section 2.3(c).

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by FRB and/or the NYFRB, or any successor thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Replacement Asset” is defined in Section 8.23 hereof.

“Required Class Lenders” means, with respect to any Class of Lenders as of the date of determination thereof, (a) with respect to the Revolving Lenders, (i) Lenders of such Class having more than 50% of the aggregate amount of the Revolving Credit Commitments or (ii) if the Revolving Credit Commitments have been terminated or reduced to zero, Revolving Lenders holding more than 50% of the principal amount of the aggregate outstanding Revolving Loans, L/C Obligations and Swing Loans, or (b) with respect to any Class of Term Loans, Lenders of such Class holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class; provided that, if there are two (2) or more unaffiliated Lenders of any applicable Class, the term “Required Class Lenders” shall in no event mean less than two (2) unaffiliated Lenders of such Class. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of the applicable Class of any Defaulting Lender shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, if there are two (2) or more unaffiliated Lenders, the term “Required Lenders” shall in no event mean less than two (2) unaffiliated Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, as of the date of determination thereof, Required Class Lenders with respect to the Revolving Facility.

“Rescindable Amount” is defined in Section 5.1 hereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Administrative Agent on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

“Restricted Payments” means with respect to any Person, the payment by such Person of a dividend or a return on any equity capital to its stockholders, members or partners or the making of any other distribution, payment or delivery of Property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration any shares of any class of its Stock (or any options or warrants issued by such Person with respect to its Stock). Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Revolver Percentage” means, for each Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or expired, the percentage of the total Revolving Credit Exposure then outstanding held by such Revolving Lender.

“Revolving Credit Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the aggregate amount of the Revolving Credit Commitments as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swingline Loans, and L/C Obligations then outstanding.

“Revolving Credit Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to participate in Swingline Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.2(a) attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.15 hereof). The Borrower and the Revolving Lenders acknowledge and agree that the aggregate amount of Revolving Credit Commitments of the Revolving Lenders on the Closing Date are $375,000,000.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Termination Date” means the earlier of (i) the four-year anniversary of the Closing Date, as the same may be extended pursuant to Section 2.16 and (ii) the earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.11, 9.2 or 9.3.

“Revolving Facility” means the credit facility for making Revolving Loans and Swingline Loans and issuing Letters of Credit described in Sections 2.2 and 2.3.

“Revolving Lender” means, as of any date of determination, a Lender hereunder that has a Revolving Credit Commitment or holds any Revolving Loans or participation in L/C Obligations and Swingline Loans at such time.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a SOFR Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.10.

“Rolling Period” means, as of any date, the two (2) Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“SOFR” means, means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 6.1, 6.3(a), 6.3(b)(i) (solely with respect to the organizational documents of the Loan Parties), 6.4 (solely with respect to Federal Reserve margin regulations), 6.15, 6.17(c), 6.18, and 6.21.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity securities.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise expressly noted herein, the term “Subsidiary” means any direct or indirect Subsidiary of the Borrower or a Loan Party, as applicable.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline” means the credit facility for making one or more Swingline Loans described in Section 2.2(b).

“Swingline Lender” means BMO Bank N.A., in its capacity as the Lender of Swingline Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.2.

“Swingline Lender’s Quoted Rate” is defined in Section 2.2(b).

“Swingline Sublimit” means (i) ten percent (10%) multiplied by (ii) the Revolving Credit Commitment in effect of the date of calculation, as reduced pursuant to the terms hereof.

“Swingline Loan” and “Swingline Loans” each is defined in Section 2.2(b).

“Swing Note” is defined in Section 2.10.

“Target” means CNL Healthcare Properties, Inc.

“Target Group” means, collectively, the Target, the shareholders of the Target, and the Target’s affiliates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Real Property under a Lease.

“Term Commitment” means, as to any Term Lender, its Tranche 1 Term Loan Commitment, its Tranche 2 Term Loan Commitment, and any Incremental Term Loan Commitment.

“Term Facility” means the Tranche 1 Term Facility, the Tranche 2 Term Loan Facility, and any Incremental Term Loan Facility.

“Term Lender” means, any Lender that has a Term Commitment or holds Term Loans at such time.

“Term Loan” means each Tranche 1 Term Loan, Tranche 2 Term Loan, and any Incremental Term Loan made pursuant to Section 2.15 hereof and each includes a Base Rate Loan or a SOFR Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Maturity Date” means (a) with respect to the Tranche 1 Term Facility, the three-year anniversary of the Closing Date, (b) with respect to the Tranche 2 Term Loan Facility, the five-year anniversary of the Closing Date, and (c) with respect to any Incremental Term Loan Facility, the maturity date for such Incremental Term Loan Facility as set forth in the applicable Incremental Amendment; provided, however, that, in each case, if such date is not a Business Day, the applicable Term Loan Maturity Date shall be the next preceding Business Day.

“Term Principal Obligation” means, as of any date of determination, the sum of the aggregate principal amount of all Term Loans of all Classes outstanding on such date.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00p.m. (Chicago time) on any Term SOFR Determination

Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Asset Value” means, as of any date of determination, on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to the sum (without duplication) of (i) with respect to all Real Property owned, directly or indirectly, by the Borrower (including each Borrowing Base Property, Development Property and Land Asset), the undepreciated GAAP book value thereof (as adjusted in accordance with GAAP to reflect impairment charges) as of such date of determination, plus (ii) the amount of any unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, plus (iii) the GAAP book value of Mortgage Receivables (including each Borrowing Base Mortgage Receivable), as determined in accordance with GAAP. Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Total Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. For purposes of this definition: (V) to the extent the amount of Total Asset Value attributable to Joint Ventures exceeds fifteen percent (15%) of Total Asset Value, such excess shall be excluded; (W) to the extent the amount of Total Asset Value attributable to Development Properties exceeds ten percent (10%) of Total Asset Value, such excess shall be excluded; (X) to the extent the amount of Total Asset Value attributable to Land Assets exceeds five percent (5%) of Total Asset Value, such excess shall be excluded; (Y) to the extent the amount of Total Asset Value attributable to Mortgage Receivables exceeds fifteen percent (15%) of Total Asset Value, such excess shall be excluded; and (Z) to the extent the amount of Total Asset Value attributable to Joint Ventures, Development Properties, Land Assets, and Mortgage Receivables in the aggregate exceed thirty percent (30%) of Total Asset Value, such excess shall be excluded.

“Total Credit Exposure” means, as to any Lender at any time, the sum of (i) Revolving Credit Availability and Revolving Credit Exposure of such Lender at such time plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans at such time.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as of such date to (ii) Total Asset Value as of such date.

“Total Principal Obligation” means, as of any date of determination, the sum of the aggregate principal amount of all Loans of all Classes and L/C Obligations outstanding on such date.

“Tranche 1 Term Facility” means (a) on the Closing Date, the aggregate amount of the Tranche 1 Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche 1 Term Loans of all Tranche 1 Term Lenders outstanding at such time.

“Tranche 1 Term Lender” means (a) on the Closing Date, any Lender that has a Tranche 1 Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Tranche 1 Term Loans at such time.

“Tranche 1 Term Loan” means an advance made by any Tranche 1 Term Lender under the Tranche 1 Term Facility pursuant to Section 2.1(a).

“Tranche 1 Term Loan Commitment” means, as to any Lender, its obligation to make a Tranche 1 Term Loan to Borrower pursuant to Section 2.1(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.2(b) as its Tranche 1 Term Loan Commitment or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of Tranche 1 Term Loan Commitments is $262,500,000.

“Tranche 2 Term Facility” means (a) on the Closing Date, the aggregate amount of the Tranche 2 Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Tranche 2 Term Loans of all Tranche 2 Term Lenders outstanding at such time.

“Tranche 2 Term Lender” means (a) on the Closing Date, any Lender that has a Tranche 2 Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Tranche 2 Term Loans at such time.

“Tranche 2 Term Loan” means an advance made by any Tranche 2 Term Lender under the Tranche 2 Term Facility pursuant to Section 2.1(b).

“Tranche 2 Term Loan Commitment” means, as to any Lender, its obligation to make a Tranche 2 Term Loan to Borrower pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.2(b) as its Tranche 2 Term Loan Commitment or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of Tranche 2 Term Loan Commitments is $262,500,000.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means (i) for purposes of Sections 6.26 and 8.25 hereof, any Person that is a “U.S. Person” as that term is defined in the Outbound Investment Rules and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in subsection (g) of Section 4.1.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Variable Rate Consolidated Total Indebtedness” means, as of a given date, the Consolidated Total Indebtedness which bears interest at a rate that may fluctuate during the term of such Indebtedness and is not otherwise subject to a Hedging Agreement which has the effect of fixing the interest rate for the entire term of such Indebtedness.

“Variable Rate Indebtedness Ratio” means, as at any date of determination, the ratio of (i) Variable Rate Consolidated Total Indebtedness to (ii) Total Asset Value as of such date.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) an reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Notwithstanding anything to the contrary contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case, if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.

Section 1.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.5. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6. Non-Wholly Owned Properties. When determining the Applicable Margin or compliance with Section 8.22 or with any financial covenant contained in any of the Loan Documents (and in the calculation of any component definition thereof, including, for the sake of clarity, Total Asset Value) only the Borrower’s Ownership Share of a Real Property or other Property shall be included.

Section 1.7. Amendment and Restatement of Existing Credit Agreement.

(a) This Agreement shall become effective on the Effective Date so long as (a) it shall have been executed by Borrower, the Closing Date Guarantors, the L/C Issuer, and the Lenders, (b) each Lender and L/C Issuer shall have notified the Administrative Agent that is has executed this Agreement, and (c) the conditions set forth in Sections 7.2(c), 7.2(d) and 7.2(e) (in each case, solely as they relate to the Effective Date) have been satisfied or waived pursuant to Section 13.3, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Lender, each other Person that becomes party hereto and each of their respective successors and assigns, in each case in accordance with Section 13.2 (if applicable). Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit hereunder on and after the Closing Date shall not become effective unless each of the conditions set forth in Section 7.2 (solely as they relate to the Closing Date) is satisfied (or waived pursuant to Section 13.3) at or prior to the earliest of (i) 3:00 p.m., New York City time, on June 5, 2026, (ii) the termination of the Acquisition Agreement in accordance with its terms, and (iii) the reduction of the Commitments for all Facilities to $0 (such earliest event, the “Commitment Termination”), and, in the event such conditions are not so satisfied or waived prior to the Commitment Termination, upon notice from the Administrative Agent to the Borrower, the Commitments shall terminate and this Agreement shall be of no further force or effect (except for such provisions that explicitly survive the termination hereof)); provided that, for the avoidance of doubt, the Existing Credit Agreement will continue in full force and effect following such Commitment Termination without regard to this Agreement.

Upon satisfaction of the conditions precedent set forth in Section 7.2 of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis. All “Loans” made and “Obligations” incurred under (and as defined in) the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Revolving Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, effective as of the Closing Date: (i) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent” or the “Agreement”, as applicable, and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, respectively, (ii) the “Liens” granted to the Administrative Agent to secure the “Obligations” (each as defined in the Existing Credit Agreement) and which are not intended to remain outstanding to secure the Obligations under this Agreement shall automatically terminate and be discharged, it being understood, for the avoidance of doubt, that any Liens on Equity Interest Collateral shall remain in effect and continue to secure the Obligations hereunder; and (iii) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s outstanding Commitments and Loans hereunder reflect such Lender’s pro rata share of the outstanding aggregate Commitments and Loans on the Closing Date. For the avoidance of doubt, notwithstanding the foregoing or anything to the contrary in this Agreement, all the “Loans” made and “Obligations” incurred under (and as defined in) the Existing Credit Agreement which are outstanding on the Effective Date shall continue to be governed by the Existing Credit Agreement until the effectiveness of the Closing Date.

(b) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

SECTION 2. THE FACILITIES.

Section 2.1. Term Loan Facilities.

(a) Tranche 1 Term Loan Commitments. Subject to the terms and conditions hereof, each Tranche 1 Term Lender, by its acceptance hereof, severally agrees to make a single term loan (individually a “Tranche 1 Term Loan” and collectively for all the Tranche 1 Term Lenders the “Tranche 1 Term Loans”) in U.S. Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Applicable Percentage of the Tranche 1 Term Facility; provided that, after giving effect to such Borrowing of Tranche 1 Term Loans, (i) the aggregate principal amount of the Tranche 1 Term Loans shall not exceed the aggregate principal amount of the Tranche 1 Term Facility; (ii) each Tranche 1 Term Lender’s Tranche 1 Term Loan shall not exceed such Term Lender’s Tranche 1 Term Loan Commitment; (iii) the Total Principal Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date less all Pari Passu Indebtedness; and (iv) the Aggregate Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date.

(b) Tranche 2 Term Loan Commitments. Subject to the terms and conditions hereof, each Tranche 2 Term Lender, by its acceptance hereof, severally agrees to make a single term loan (individually a “Tranche 2 Term Loan” and collectively for all the Tranche 2 Term Lenders the “Tranche 2 Term Loans”) in U.S. Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Applicable Percentage of the Tranche 2 Term Facility; provided that, after giving effect to such Borrowing of Tranche 2 Term Loans, (i) the aggregate principal amount of the Tranche 2 Term Loans shall not exceed the aggregate principal amount of the Tranche 2 Term Facility; (ii) each Tranche 2 Term Lender’s Tranche 2 Term Loan shall not exceed such Term Lender’s Tranche 2 Term Loan Commitment; (iii) the Total Principal Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date less all Pari Passu Indebtedness; and (iv) the Aggregate Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date.

(c) Each Borrowing of Term Loans shall be made ratably by the applicable Term Lenders in proportion to their respective Applicable Percentages of each Term Facility. As provided in Section 2.6(a), the Borrower may elect that each Borrowing of Term Loans of each Class be either Base Rate Loans or SOFR Loans. Upon a Term Lender’s funding of its Tranche 1 Term Loan and/or Tranche 2 Term Loan on the Closing Date, such Term Lender’s Tranche 1 Term Loan Commitment and Tranche 2 Term Loan Commitment, respectively, shall be permanently reduced to zero and terminate. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2. Revolving Facility.

(a) Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Revolving Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on or after the Closing Date on a revolving basis up to the amount of such Revolving Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date; provided that, after giving effect to such Borrowing of Revolving Loans (i) the sum of the aggregate principal amount of Revolving Loans, Swingline Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (x) the Revolving Credit Commitments in effect at such time and (y) the Borrowing Base Value as of the most recent Borrowing Base Determination Date less the Term Principal Obligation less all Pari Passu Indebtedness, (ii) each Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Credit Commitment, (iii) the Total Principal Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date less all Pari Passu Indebtedness; (iv) the Aggregate Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date; and (v) at all times prior to the first Business Day following the Escrow Release Date, the Revolving Credit Availability shall not be less than $75,000,000. Each Borrowing of Revolving Loans shall be made ratably by the Revolving Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.6(a), the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or SOFR Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

(b) Swingline Loans. (i) Generally. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Swingline Lender may, in its sole discretion, make loans in U.S. Dollars to the Borrower under the Swingline (individually a “Swingline Loan” and collectively the “Swingline Loans”) which shall not in the aggregate at any time outstanding exceed the Swingline Sublimit. Swingline Loans may be availed of from time to time on or after the Closing Date and borrowings thereunder may be repaid and used again during the period commencing on the Closing Date and ending on the Revolving Credit Termination Date. Each Swingline Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000. Each Swingline Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the election of the Borrower, (x) the rate per annum for Base Rate Loans under the Revolving Facility as from time to time in effect or (y) the Swingline Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swingline Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(ii) Requests for Swingline Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 11:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swingline Loan be made, of the amount and date of such Swingline Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. Thereafter, the Swingline Lender shall notify the Administrative Agent (who shall thereafter promptly notify the Borrower) whether or not it has elected to make such Swingline Loan. If the Swingline Lender agrees to make such Swingline Loan, it may in its discretion quote an interest rate to the Borrower at which the Swingline Lender would be willing to make such Swingline Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swingline Lender’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swingline Lender’s

Quoted Rate for the full amount requested by the Borrower for such Swingline Loan, the Swingline Lender’s Quoted Rate shall be deemed immediately withdrawn. If the Swingline Lender’s Quoted Rate is not accepted or otherwise does not apply, such Swingline Loan shall bear interest at the rate per annum for Base Rate Loans under the Revolving Facility as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swingline Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower’s Designated Disbursement Account or as the Borrower, the Administrative Agent, and the Swingline Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swingline Lender to make Swingline Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Revolving Lenders).

(iii) Refunding Swingline Loans. In its sole and absolute discretion, the Swingline Lender may at any time (and shall no later than the ninth Business Day after each Swingline Loan is advanced if such Loan has not been sooner repaid), on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Revolving Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Revolving Lender’s Revolver Percentage of the amount of the Swingline Loans outstanding on the date such notice is given (which Loans shall thereafter bear interest as provided for in Section 2.4(a)). Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Revolving Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swingline Lender, in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 11:00 a.m. (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swingline Lender to repay the outstanding Swingline Loans.

(iv) Participation in Swingline Loans. If any Revolving Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swingline Lender pursuant to Section 2.2(b)(iii) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Revolving Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swingline Loans that were to have been repaid with such Revolving Loans. From and after the date of any such purchase, the parties hereto hereby acknowledge and agree that such Swingline Loans shall thereafter bear interest as Base Rate Loans as provided for in Section 2.2(b)(i)(x) above). Each Revolving Lender that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swingline Loan and of interest received thereon accruing from the date such Revolving Lender funded to the Swingline Lender its participation in such Loan. The several obligations of the Revolving Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Revolving Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of the Revolving Credit Commitments of any Revolving Lender, and each payment made by a Revolving Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 2.3. Letters of Credit.

(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, each L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and any one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit; provided that no L/C Issuer shall be obligated to issue Letters of Credit in an aggregate amount in excess of its L/C Commitment unless such L/C Issuer so consents in its sole discretion. Each Letter of Credit shall be issued by the L/C Issuer, but each Revolving Lender shall be obligated to reimburse the L/C Issuer for such Revolving Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, Letters of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (which may provide for the renewal or extension thereof so long as they are cancelable not later than 12 months from the date of issuance and each renewal) or five (5) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). The Borrower agrees that if on the Revolving Credit Termination Date any Letters of Credit remain outstanding the Borrower shall then deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding (which shall be held by the Administrative Agent pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, (ii) except as otherwise provided herein or in Sections 2.8, 2.13 or 2.14, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 2.6(c), the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin for Revolving Loans plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, then, unless the Administrative Agent or the Required Revolving Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) an Event of Default exists and either the Administrative Agent or the Required Revolving Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section.

(c) The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the first Business Day following the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the second following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(e) below.

(d) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Revolving Lender (other than the Revolving Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Revolving Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of any Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this subsection (f) and all other parts of this Section shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer, and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of a L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Additional L/C Issuers. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as a L/C Issuer under the terms of this Agreement, in each case, subject to the L/C Commitment agreed to by the Borrower, the Administrative Agent and such Lender. From and after the effective date of any such designation (i) such designated Lender shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such designated Lender, as the context shall require.

Section 2.4. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan of each Class made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be (360 days, in the case of clause (c) of the definition of Base Rate relating to the Adjusted Term SOFR)), and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for the applicable Class plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b) SOFR Loans. Each SOFR Loan of each Class made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for the applicable Class plus the Adjusted Term SOFR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans of any Class and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.5. Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Base Rate Loans advanced under any Facility shall be in an amount not less than $100,000. Each Borrowing of SOFR Loans advanced, continued or converted under any Facility shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of SOFR Loans outstanding hereunder for all Facilities at any one time.

Section 2.6. Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) Noon (Chicago time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of SOFR Loans of any Class, except with respect to advances of any Borrowings on the Closing Date, for which notice shall be delivered to the Administrative Agent on or before the Closing Date, and (ii) 11:00 a.m. (Chicago time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans of any Class. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (i) if such Borrowing is of SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as SOFR Loans or convert part or all of such Borrowing into Base Rate Loans of the same Class or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into SOFR Loans of the same Class for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of any Class to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into SOFR Loans must be given by no later than Noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the Class and type of Loans to comprise such new, continued or converted Borrowing (it being understood that the Class of any Borrowing may not be converted to any other Class under this Section 2.6) and, if such Borrowing is to be comprised of SOFR Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Class Lenders of the applicable Class (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to the Borrower, without notice), no Borrowing of SOFR Loans shall be advanced, continued, or created by conversion if any Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of each applicable Class of any notice from the Borrower received pursuant to Section 2.6(a) above and, if such notice requests the Lenders of such Class to make SOFR Loans, the Administrative Agent shall give notice to the Borrower and each such Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 Noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Facility (or, at the option of the Swingline Lender, under the Swingline) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing of any Class, subject to Section 7, each Lender of such Class shall make available its Loan of such Class comprising its Applicable Percentage of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree. Notwithstanding the foregoing, on the Closing Date, pursuant to the Escrow Agreement but subject to Section 2.6(e), the Administrative Agent will cause the Escrow Funds to be deposited into a segregated escrow account (the “Escrow Account”), which Escrow Funds will be released to the Borrower on the Escrow Release Date to be applied in accordance with the terms hereof.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 2:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan of any applicable Class (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 4.5 so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.7. Maturity of Loans.

(a) Tranche 1 Term Loans. Each Tranche 1 Term Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Term Loan Maturity Date for the Tranche 1 Term Facility.

(b) Tranche 2 Term Loans. Each Tranche 2 Term Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Term Loan Maturity Date for the Tranche 2 Term Facility.

(c) Incremental Loans. Each Incremental Term Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Term Loan Maturity Date for the applicable Incremental Term Loan Facility.

(d) Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

(e) Swingline Loans. Each Swingline Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8. Prepayments.

(a) Optional. Subject to Section 4.5, the Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of SOFR Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 2.2(b) and 2.5 remains outstanding) any Borrowing of any Class upon not less than three (3) Business Days prior notice by the Borrower to the Administrative Agent in the case of any prepayment of a Borrowing of SOFR Loans and notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment in the case of a Borrowing of Base Rate Loans (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid.

(b) Mandatory. (i) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.11, prepay the Swingline Loans, Revolving Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Swingline Loans, Revolving Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(ii) If at any time the Aggregate Obligation then outstanding shall be in excess of the Borrowing Base Value, as of the most recent Borrowing Base Determination Date, the Borrower shall within two (2) Business Days thereof pay over the amount of the excess to (x) if any Bridge Loans are then outstanding, to the Bridge Agent for the account of the account of the lenders holding Bridge Loans and/or (y) to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment to be applied, first, to the Swingline Loans until paid in full, second, to the Revolving Loans until paid in full, and third, to each Class of Term Loans, pro rata, until paid in full, with any remaining excess to be held by the Administrative Agent in the Collateral Account as security for the Secured Obligations owing with respect to the Letters of Credit; provided that the allocation of such excess between clauses (x) and (y) above shall be as directed by the Borrower in its sole discretion so long as no Event of Default is then continuing (in which case, application of the funds shall be pro rata between clauses (x) and (y), or as otherwise specified in the Pari Passu Intercreditor Agreement); provided further that any such prepayment to any Class of Loan pursuant to clause (y) above shall be applied pro rata to Lenders of such Class.

(iii) Unless the Borrower otherwise directs, prepayments of Loans of any Class under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans of such Class until payment in full thereof with any balance applied to Borrowings of SOFR Loans of such Class in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.

(c) Any amount of Swingline Loans and Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.9. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans of each Class and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:

(a) for any Base Rate Loan or any Swingline Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin for the applicable Class of Loans plus the Base Rate from time to time in effect;

(b) for any SOFR Loan or any Swingline Loan bearing interest at the Swingline Lender’s Quoted Rate, the sum of 2.0% plus Adjusted Term SOFR applicable or the Swingline Lender’s Quoted Rate, respectively, for such Interest Period plus the Applicable Margin for the applicable Class of Loans in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(d) for any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee due under Section 3.1(b) with respect to such Letter of Credit; and

(e) for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2.0% plus the Applicable Margin for Revolving Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan of each Class made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and type thereof, and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans of any Class be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), D-2 (in the case of its Swingline Loans and referred to herein as a “Swing Note”), or D-3 (in case of Term Loans of any Class, and referred to herein as a “Term Note”) as applicable (Revolving Notes, Term Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of its Loans or Commitments, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.11. Revolving Credit Commitment Terminations.

(a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Revolving Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Swingline Loans, Revolving Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swingline Sublimit then in effect shall reduce the L/C Sublimit and Swingline Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Revolving Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Revolving Credit Commitments pursuant to this Section may not be reinstated.

Section 2.12. Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans of each Class and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.13. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their Revolver Percentages determined without giving effect to Section 2.13(a)(iv) below and all Term Loans of each Class are held by the Term Lenders of such Class pro rata in accordance with their Applicable Percentages as if there had been no Defaulting Lenders that are Term Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) for Revolving Credit Commitment Fees: No Defaulting Lender that is a Revolving Lender shall be entitled to receive any commitment fee under Section 3.1(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender that is a Revolving Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender that is a Revolving Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. If such Defaulting Lender is a Revolving Lender, all or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Revolver Percentages of the relevant Revolving Credit Commitments (calculated without regard to such Defaulting Lender’s Revolving Credit Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations and Swingline Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent and solely in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolver Percentages of the relevant Revolving Credit Commitments (determined without giving effect to Section 2.13(a)(iv)) and (ii) the Term Loans of each Class to be held by the Term Lenders of such Class pro rata in accordance with their respective Applicable Percentages of such Class as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.14. Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.13(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the applicable L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.13 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.14, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.15. Increase in Commitments. The Borrower may, at any time after the Effective Date, request (i) one or more increases to the aggregate amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Increase”) and/or (ii) one or more increases to the aggregate amount of any Class of Term Loans then outstanding (each such increase, a “Term Loan Increase”) and/or (iii) one or more new tranches of Term Loans (each such new tranche, an “Incremental Term Loan Facility”, and the term loans made pursuant thereto, each an “Incremental Term Loan”, and the commitment made pursuant thereto, an “Incremental Term Loan Commitment” and together with any Term Loan Increase and any Revolving Credit Increase, each a “Commitment Increase”) by delivering an increase request substantially in the form attached hereto as Exhibit J (or in such other form acceptable to the Administrative Agent) to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such Commitment Increase identifying one or more banks or financial or other lending institutions, including any then-existing Lender (each, an “Incremental Lender”), to provide one or more Commitment Increase and the amount of such Commitment Increase; provided, however, that:

(a) after giving effect to all such Commitment Increases, the aggregate amount of all Facilities shall not exceed $1,250,000,000 and any such Commitment Increase shall be in an amount not less than $10,000,000 (or such lesser amount then agreed to by the Administrative Agent);

(b) in the event of any Revolving Credit Increase, the Administrative Agent, the L/C Issuer and the Swingline Lender shall have approved the identity of any such Incremental Lender (to the extent such approval would be required in connection with an assignment to such Incremental Lender under Section 13.2(b)(iii) hereof), such approvals not to be unreasonably withheld, conditioned or delayed;

(c) no Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Increase; and

(d) each of the representations and warranties set forth in Section 6 and in the other Loan Documents shall be and remain true and correct in all material respects on the effective date of such Commitment Increase (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date.

The effective date of the Commitment Increase shall be agreed upon by the Borrower, the Administrative Agent and the Incremental Lender. Upon the effectiveness thereof, Schedule 2.2(a) and 2.2(b) shall be deemed amended to reflect the Commitment Increase. Any Incremental Lender providing a Revolving Credit Increase shall advance Revolving Loans in an amount sufficient such that after giving effect to its Revolving Loans each Revolving Lender shall have outstanding its Revolver Percentage of all Revolving Loans outstanding under the Revolving Credit Commitments. The Borrower, the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing, pro rata payment and funding indemnity requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The Borrower agrees to pay the expenses of the Administrative Agent (including reasonable and documented attorney’s fees) relating to any Commitment Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to provide any Commitment Increase and no Lender’s Commitment or Loan of any Class shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to provide any Commitment Increase. Any such declining Lender shall have no consent right with respect to such Commitment Increase, and any Incremental Lender shall be acceptable to the Administrative Agent (to the extent the consent of the Administrative Agent would be required in connection with an assignment to such Incremental Lender under Section 13.2(b)(iii) hereof) with such consent not to be unreasonably withheld or delayed.

Any Commitment Increase under this Agreement shall be implemented pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect the provisions of this Section 2.15, notwithstanding anything to the contrary otherwise contained in this Agreement (including Section 13.3).

All Incremental Term Loans (i) shall rank pari passu in right of payment with each other then-existing Class of Loans and shall not be secured by any additional collateral or guaranteed by any additional Guarantors that does not also secure and guarantee each other then-existing Class of Loans, (ii) shall not mature earlier than the latest the Term Loan Maturity Date for any then-existing Term Loans (but may have amortization prior to such date), and (iii) shall be treated substantially the same as (and in any event no more favorably than (unless such favorable terms are added to the Loan Documents for the benefit of all then-existing Term Loans)) any then-existing Term Loans and each other tranche of Incremental Term Loans; provided that (I) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term Loan Maturity Date for each then-existing Term Facility may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date for such existing Term Facility and (II) each tranche of Incremental Term Loans may be priced differently than the Tranche 1 Term Loans, the Tranche 2 Term Loan, and any other tranche of Incremental Term Loans.

Section 2.16. Extension of Revolving Credit Termination Date. Borrower may, by notice to Administrative Agent (which shall promptly deliver a copy to each of the Revolving Lenders) given at least thirty (30) days and not more than one hundred twenty (120) days prior to the then Revolving Credit Termination Date (the “Existing Commitment Termination Date”), request that the Revolving Lenders extend the Existing Commitment Termination Date for one additional one-year period. Upon the Borrower’s timely delivery of such notice to Administrative Agent and provided, that (i) the Administrative Agent shall have received a certificate executed by an Authorized Representative of the Borrower and dated as of the Existing Commitment Termination Date, certifying that (x) no Default or Event of Default has occurred and is continuing as of the Existing Commitment Termination Date or would result from such extension of the Existing Commitment Termination Date, and (y) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the Existing Commitment Termination Date except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made and

(ii) the Borrower has paid in immediately available funds the Extension Fee on or prior to the first day of any requested extension period, then the Revolving Credit Termination Date shall be extended to the first anniversary of the then Existing Commitment Termination Date. Should the Revolving Credit Termination Date be extended, the terms and conditions of this Agreement will apply during any such extension period, and from and after the date of such extension, the term Revolving Credit Termination Date shall mean the last day of the extended term.

SECTION 3. FEES.

Section 3.1. Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to (x) 0.15% if the average daily Revolving Credit Exposure during the relevant period is greater than 50% of the Revolving Credit Commitments then in effect and (y) 0.25% if the average daily Revolving Credit Exposure during the relevant period is less than or equal to 50% of the Revolving Credit Commitments then in effect, (computed on the basis of a year of 360 days and the actual number of days elapsed) times the daily amount by which the aggregate Revolving Credit Commitments exceeds the principal amount of Revolving Loans and L/C Obligations then outstanding. For the avoidance of doubt, the principal amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Credit Commitments for purposes of this Section. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to the greater of (a) $500 or (b) 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders in accordance with their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin for Revolving Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, on behalf of any Arranger, and on behalf of the Lenders, as applicable, the fees with respect to the Facilities agreed to between the Administrative Agent, BMO Capital Markets Corp., Royal Bank of Canada, and the Borrower in those certain fee letters dated November 4, 2025 and November 18, 2025 and any other fee letters entered into between the Borrower and any other Arranger with respect to the Facilities (each, a “Fee Letter”) or as otherwise agreed to in writing between them.

(d) [reserved.]

SECTION 4. TAXES; CHANGE IN CIRCUMSTANCES, INCREASED COSTS, AND FUNDING INDEMNITY.

Section 4.1. Taxes.

(a) Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.2. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected SOFR Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender and which shall be determined without reference to clause (c) of the definition of “Base Rate”. Upon any such repayment, the Borrower shall also pay any additional amounts required pursuant to Section 4.5.

Section 4.3. Inability to Determine Rates; Effect of Benchmark Transition Event.

(a) Subject to Section 4.3(b), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 4.5.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement shall be deemed not to be a “Loan Document” for the purposes of this Section 4.3(b)):

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notice; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 4.3(b). Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 4.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and

(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 4.4. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.5. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or Swingline Loan bearing interest at the Swingline Lender’s Quoted Rate or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a SOFR Loan or such Swingline Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a SOFR Loan or such Swingline Loan, or to convert a Base Rate Loan into a SOFR Loan or such Swingline Loan on the date specified in a notice given pursuant to Section 2.6(a) or 2.2(b),

(c) any failure by the Borrower to make any payment of principal on any SOFR Loan or such Swingline Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a SOFR Loan or such Swingline Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 4.6. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 4.7. Lending Offices; Mitigation Obligations. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 5. PLACE AND APPLICATION OF PAYMENTS.

Section 5.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders of the applicable Facility and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. With respect to any payment that the Administrative Agent makes to any Lender or other creditor as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the creditors severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 5.2. Non-Business Days. Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 5.3. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

Section 5.4. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. Each Loan Party is duly organized, validly existing, and in good standing as a corporation, limited liability company, or partnership, as applicable, under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary that is not a Loan Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion) hereto identifies each Subsidiary (other than Subsidiaries of non-wholly owned Subsidiaries), whether such Subsidiary is a Loan Party, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Loan Party and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the relevant Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents or otherwise permitted by this Agreement. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations.

(a) Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for (in the case of the Borrower), to guarantee the Secured Obligations (in the case of each Guarantor), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties and their Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties and their Subsidiaries enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(b) This Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party or any Subsidiary of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Loan Party or any Subsidiary of a Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party or any Subsidiary of a Loan Party, (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any Subsidiary of a Loan Party or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary of a Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Facilities to fund acquisitions, to fund Capital Expenditures, for its working capital needs and general business purposes, to consummate the Acquisition in accordance with the Acquisition Agreement and the terms hereof, to fund the Refinancing, and to fund certain fees and expenses associated with closing of the Facilities, the Refinancing and the Acquisition. No Loan Party nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Loan Parties and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder. The Borrower shall not use the proceeds of any Swingline Loan to repay any previously-advanced Swingline Loans.

Section 6.5. Financial Reports. The consolidated balance sheets of Borrower and its Subsidiaries as at December 31, 2024 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows of Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of BDO USA, P.C., independent registered public accounting firm, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at September 30, 2025 and the related consolidated statements of operations, changes in equity (deficit) and cash flows of Borrower and its Subsidiaries for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. No Loan Party nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5.

Section 6.6. No Material Adverse Change. Since December 31, 2024, there has been no change in the condition (financial or otherwise) or business prospects of any Loan Party or any Subsidiary of a Loan Party except for the Acquisition and those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Loan Parties only represent that the same were prepared on the basis of information and estimates the Loan Parties believed to be reasonable. The information included in the Beneficial Ownership Certification, as updated in accordance with Section 8.5(h), is true and correct in all respects.

Section 6.8. Trademarks, Franchises, and Licenses. Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the actual knowledge of the any Loan Party, threatened in writing.

Section 6.10. Good Title. The Loan Parties and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Loan Parties and their Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the actual knowledge of any Loan Party threatened in writing, against any Loan Party or any Subsidiary of a Loan Party or any of their respective Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All federal and material state, local, and foreign Tax returns required to be filed by any Loan Party or any Subsidiary of a Loan Party in any jurisdiction have, in fact, been filed, and all Taxes upon any Loan Party or any Subsidiary of a Loan Party or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party has actual knowledge of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of each Loan Party and each of its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Subsidiary of a Loan Party of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) filings which are necessary to perfect the security interests under the Collateral Documents.

Section 6.14. Affiliate Transactions. No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates that are not Loan Parties on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Loan Party nor any of its Subsidiaries has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Loan Parties and their Subsidiaries are in compliance with all Legal Requirements applicable to or pertaining to their Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties represent and warrant that: (i) the Loan Parties and their Subsidiaries, and each of the Borrowing Base Properties comply in all material respects with all applicable Environmental Laws; (ii) the Loan Parties and their Subsidiaries have obtained, maintain and are in compliance with all approvals, permits, or authorizations of Governmental Authorities required for their operations and each of the Borrowing Base Properties; (iii) the Loan Parties and their Subsidiaries have not, and no Loan Party has actual knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, or from any of the Borrowing Base Properties in any material quantity and, to the actual knowledge of each Loan Party, none of the Borrowing Base Properties are adversely affected by any such Release, threatened Release or disposal of a Hazardous Material; (iv) the Loan Parties and their Subsidiaries are not subject to and have no notice or actual knowledge of any Environmental Claim involving any Loan Party or any Subsidiary of a Loan Party or any of the Borrowing Base Properties and there are no conditions or occurrences at any of the Borrowing Base Properties which could reasonably be anticipated to form the basis for such an Environmental Claim; (v) none of the Borrowing Base Properties contain and have contained any: (1) underground storage tanks that have not been disclosed in writing to Administrative Agent, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facilities as defined pursuant to any Environmental Law, or (5) sites on or nominated for the National Priority List or similar state list; (vi) the Loan Parties and their Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Borrowing Base Properties; (vii) none of the Borrowing Base Properties are subject to any, and no Loan Party has actual knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Borrowing Base Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; (viii) there are no conditions or circumstances at any of the Borrowing Base Properties which pose an unreasonable risk to the environment or the health or safety of Persons; and (ix) the Loan Parties and their Subsidiaries have no actual knowledge of any Capital Expenditures necessary to bring the Borrowing Base Properties or their respective business or equipment into compliance with Environmental Laws. The Loan Parties have delivered to Administrative Agent and the Lenders complete and accurate copies of all material environmental reports, studies, assessments and investigation results in the Loan Parties’ possession or control and that relate to any Loan Party’s or Subsidiary’s operations or to any of the Borrowing Base Properties.

(c) Each Loan Party and each of its Subsidiaries is in material compliance with all Anti-Corruption Laws. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. No Loan Party nor any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or such Subsidiary or to any other Person, in violation of any Anti-Corruption Laws.

Section 6.18. OFAC. (a) Each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information requested by them regarding such Loan Party and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) no Loan Party nor any of its Subsidiaries nor, to the actual knowledge of any Loan Party, any officer, director or Affiliate of any Loan Party or any of its Subsidiaries, is a Person, that is, or is owned or controlled by Persons that are, (i) the target of any OFAC Sanctions Programs or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs.

Section 6.19. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of a Loan Party pending or, to the actual knowledge of any Loan Party, threatened in writing. There are no collective bargaining agreements in effect between any Loan Party or any Subsidiary of a Loan Party and any labor union; and no Loan Party nor any of its Subsidiaries is under any obligation to assume any collective bargaining agreement to or conduct any negotiations with any labor union with respect to any future agreements. Each Loan Party and its Subsidiaries have remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance, and pension plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Lien against any of its Property, except for Liens permitted by Section 8.8.

Section 6.20. Other Agreements. No Loan Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.21. Solvency. The Loan Parties and their Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.22. No Default. No Default has occurred and is continuing.

Section 6.23. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and the Loan Parties hereby agree to indemnify the Administrative Agent, the L/C Issuer, and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuer, and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable and documented attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.24. Condition of Property; Casualties; Condemnation. Except to the extent that the same would not reasonably be expected to result in a Material Adverse Effect, each Borrowing Base Property, (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted and (e) does not have a building located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area, such building is covered by full replacement cost flood insurance and in an amount and otherwise in compliance with the requirements of all applicable flood insurance laws and regulations (it being understood that parking lots and unimproved portions of the Property may be in a flood plain). For the avoidance of doubt, in no event shall the representations contained in the foregoing clause (a) through (d) be deemed to be applicable to any Property owned by a Tenant. None of the Borrowing Base Properties is currently materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy which is not in the process of being repaired. No condemnation or other like proceedings that has had, or would reasonably be expected to result in, a Material Adverse Effect, is pending, served or, to the knowledge of the Borrower, threatened against any Borrowing Base Property.

Section 6.25. Legal Requirements and Zoning. Except as disclosed in the zoning reports furnished to Administrative Agent, to the Borrower’s knowledge and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect, the use and operation of each Real Property constitutes a legal use (including legally nonconforming use) under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any approvals, restrictions of record or any material agreement in respect of any such Real Property (or any portion thereof).

Section 6.26. Outbound Investment Rules. No Loan Party or any of its respective Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party or any of its respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction” , as each term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Loan Party were a U.S. Person, or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. Credit Events after the Closing Date. At the time of each Credit Event after the Closing Date hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b) no Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to such extension of credit (i) the sum of the aggregate principal amount of all Revolving Loans, Swingline Loans, and L/C Obligations then-outstanding under this Agreement shall not exceed the lesser of (x) the Revolving Credit Commitments in effect at such time and (y) the Borrowing Base Value as of the most recent Borrowing Base Determination Date less the Term Principal Obligation and all Pari Passu Indebtedness, (ii) the Total Principal Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date less all Pari Passu Indebtedness; and (iii) the Aggregate Obligation shall not exceed the Borrowing Base Value as of the most recent Borrowing Base Determination Date;

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.6, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 3.1; and

(e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Facility, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Events. Before or concurrently with the initial Credit Events on the Closing Date:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Closing Date Guarantors, the L/C Issuer, and the Lenders;

(b) subject to the Funding Conditions Provision, if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

(c) the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer) as of the Effective Date and as of the Closing Date;

(d) the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer) as of the Effective Date and as of the Closing Date;

(e) the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the Effective Date and the Closing Date) from the office of the secretary of the state (or similar office) of its incorporation or organization;

(f) [reserved;]

(g) [reserved;]

(h) the Administrative Agent shall have received the initial fees called for by Section 3.1 (or shall have been authorized to deduct such fees from the proceeds of the Borrowings advanced under the Facilities on the Closing Date);

(i) the Administrative Agent shall have received (x) audited financial statements for each of the Borrower and its Subsidiaries and the Target and its consolidated subsidiaries for the fiscal year most recently ended at least 90 days before the Closing Date, (y) unaudited financial statements for each of the Borrower and its Subsidiaries and the Target and its consolidated subsidiaries for each completed Fiscal Quarter since the date of such audited financial statements referred to in clause (x) ended at least 45 days before the Closing Date (other than the fourth fiscal quarter of any fiscal year), which in each case shall be prepared in accordance with GAAP, and (z) to the extent required, pursuant to Regulation S-X under the Securities Act of 1933, as amended, to be filed with the U.S. Securities and Exchange Commission, pro forma financial statements of the Borrower giving effect to the Acquisition, provided that the Borrower shall be deemed to have satisfied the requirements of this clause (i) to the extent that such financial statements have been filed and are publicly available electronically at www.sec.gov (or a successor website thereto);

(j) since November 4, 2025, there shall not have been any Event (as defined in the Acquisition Agreement as in effect on November 4, 2025) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement in effect on November 4, 2025);

(k) Subject to the Funding Conditions Provision, the Administrative Agent shall have received the Pledge Agreement duly executed by the Borrower and each Closing Date Guarantor party thereto, together with (i) original stock certificates or other similar instruments or securities, if applicable, representing all of the issued and outstanding shares of capital stock or other equity interests in each Closing Date Guarantor to the extent certificated, and (ii) stock powers, if applicable, executed in blank and undated for the Collateral consisting of the certificated Stock or other Equity Interest in each such Closing Date Guarantor; provided that, for the avoidance of doubt, any stock certificates and stock powers with respect to Designated Target Entity shall be delivered pursuant to Section 8.24, and shall not be required pursuant to this clause (k);

(l) the Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower duly executed as of the Closing Date in the form of Exhibit K;

(m) Subject to the Funding Conditions Provision, the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Loan Party and its Property;

(n) the Administrative Agent shall have received satisfactory pay-off and lien release letters from secured creditors of the Loan Parties (other than secured parties intended to remain outstanding after the Closing Date with Indebtedness and Liens permitted by Section 8.8) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any Loan Party or its Subsidiaries) and confirming that all liens upon any Borrowing Base Asset or any of the property of the Loan Parties or any Subsidiary of a Loan Party constituting Collateral will be terminated substantially concurrently with the payment of such indebtedness;

(o) the Administrative Agent shall have received a customary written opinion of counsel to the Borrower and each Closing Date Guarantor, in form and substance reasonably satisfactory to the Administrative Agent;

(p) each of the Lenders shall have received, no later than the fourth Business Day prior to the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.19; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and each other Loan Party;

(q) [reserved];

(r) [reserved];

(s) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower;

(t) the Equity Purchase (as defined in the Acquisition Agreement) shall have been consummated substantially simultaneously with the Closing Date in accordance with the Acquisition Agreement;

(u) the Administrative Agent shall have received evidence reasonably satisfactory to it of the filing for record of the Articles of Second Merger (as defined in the Acquisition Agreement) with the State Department of Assessments and Taxation of the State of Maryland in accordance with the Acquisition Agreement, substantially simultaneously with the Closing Date, with such Articles of Second Merger specifying the Second Closing Date (as defined in the Acquisition Agreement) as the immediate next Business Day after the Closing Date and the Second Merger Effective Time (as defined in the Acquisition Agreement) as a time on such Second Closing Date;

(v) the Specified Representations shall be true and correct in all material respects as of the Closing Date; provided that to the extent that the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date;

(w) the Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date; provided that to the extent the Acquisition Agreement Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date;

(x) the Administrative Agent shall have received the Borrowing notice required by Section 2.6;

(y) [reserved]; and

(z) the Administrative Agent shall have received the Escrow Agreement duly executed by the Borrower and the Escrow Agent designating the Escrow Account.

Section 7.3. Borrowing Base Asset Additions and Deletions of Borrowing Base Assets; Collateral Release Date.

(a) As of the Closing Date, the Borrower represents and warrants to the Lenders and the Administrative Agent that the Initial Borrowing Base Properties qualify as Eligible Properties, the Initial Borrowing Base Mortgage Receivables (if any) qualify as Eligible Mortgage Receivables, and that the information provided on Schedules 1.1(a) and 1.1(b) is true and correct (as each such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion).

(b) The Borrower may, from time to time, request that a Real Property be added (subject to the other requirements for a Real Property qualifying as an Eligible Property or to the extent otherwise approved by the Required Lenders, in their sole discretion) as a Borrowing Base Property or that a Mortgage Receivable be added (subject to the other requirements for a Mortgage Receivable qualifying as an Eligible Mortgage Receivable or to the extent otherwise approved by the Required Lenders, in their sole discretion) as a Borrowing Base Mortgage Receivable, and such Real Property or Mortgage Receivable, as applicable, shall be added as a Borrowing Base Asset upon Administrative Agent’s and the Required Lenders’ satisfaction that the conditions set forth on Schedule 7.3(b) hereto have been met (collectively, the “Eligibility Conditions”); provided that all Eligibility Conditions must be met within the time frames set forth on Schedule 7.3(b). All such additions shall be subject to approval by the Administrative Agent and the Required Lenders, such approval to be given or withheld within five (5) Business Days after written request therefor by the Administrative Agent to such Lender accompanied by all of the documents and other materials described in item (5) on Schedule 7.3(b); provided that, in the event any Lender does not grant or deny approval within such five (5) Business Day period and provide a written explanation of the grounds for such disapproval, the approval of such Lender shall be deemed granted so long as the Real Property meets the Borrowing Base Requirements. The Administrative Agent shall provide the Lenders with notice promptly after the addition or deletion of an Eligible Property or Eligible Mortgage Receivable from the Borrowing Base Value.

(c) In the event that any Borrowing Base Property shall at any time cease to constitute an Eligible Property or any Borrowing Base Mortgage Receivable shall at any time cease to constitute an Eligible Mortgage Receivable, (i) the Borrower shall, as soon as reasonably possible after obtaining knowledge thereof, notify the Administrative Agent in writing of the same and (ii) subject to Section 8.23 hereof, such Real Property or Mortgage Receivable shall automatically cease to constitute a Borrowing Base Asset from the date the Borrower obtains knowledge of or receives written notice that the same ceased to constitute an Eligible Property or Eligible Mortgage Receivable, as applicable, until such time as the same again qualifies as an Eligible Property or Eligible Mortgage Receivable and is added by the Borrower as a Borrowing Base Asset in accordance with the preceding paragraph. Similarly, in the event that, at any time, the Borrowing Base Requirements shall be violated, (A) the Borrower shall, as soon as reasonably possible after obtaining knowledge thereof, notify the Administrative Agent in writing of the same, which written notice shall include a designation by the Borrower of any Real Property or Mortgage Receivable to

be deleted as Borrowing Base Assets in order to restore compliance with the Borrowing Base Requirements, and (B) subject to Section 8.23 hereof, each such Real Property or Mortgage Receivable, as applicable, shall automatically cease to constitute a Borrowing Base Asset from the date of such written notice until such time as the same is added by the Borrower as a Borrowing Base Asset in accordance with the preceding paragraph (provided that the addition of the same at such time does not result in a violation of the Borrowing Base Requirements).

(d) Upon not less than five (5) days prior written notice from Borrower to the Administrative Agent (or such shorter time period as the Administrative Agent may agree in its reasonable discretion), the Borrower may, from time to time, designate that a Real Property or Mortgage Receivable be deleted as a Borrowing Base Asset, so long as (i) no Event of Default has occurred and is continuing and (ii) the Loan Parties are in compliance, on a pro forma basis, with the financial covenants set forth in Section 8.22, recomputed as of the last day of the most-recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.5. Such notice shall be accompanied by a Borrowing Base Certificate setting forth the components of the Borrowing Base Value as of the deletion of the designated Real Property or Mortgage Receivable as a Borrowing Base Asset, and Borrower’s certification in such detail as reasonably required by the Administrative Agent that no Default is then continuing (including after taking into account the deletion of such Borrowing Base Asset) and that such deletion shall not cause the other Borrowing Base Assets to violate the Borrowing Base Requirements. Upon the deletion of a Real Property or Mortgage Receivable as a Borrowing Base Asset as a result of an election by the Borrower, as described above, (i) the Guarantor which owned such Borrowing Base Asset, but that does not otherwise own any other Borrowing Base Asset, shall, upon the Borrower’s written request, be released from its obligations under this Agreement or, if applicable, its separate Guaranty Agreement and any other Loan Documents and (ii) the Equity Interests in such Guarantor shall be released from the Liens granted to the Administrative Agent under the Loan Documents, in each case, pursuant to lien releases and other documentation reasonably acceptable to the Borrower and the Administrative Agent.

(e) Collateral Release Date. From and after the first anniversary of the Closing Date, the Borrower may request that the Administrative Agent release the Liens on the Equity Interest Collateral securing the Obligations, subject to the terms of this Section 7.3(e). Within thirty (30) days after request from the Borrower, the Administrative Agent will release its Liens in the Equity Interest Collateral subject to compliance with the following terms and conditions (any date of such release, a “Collateral Release Date”):

(i) no Default or Event of Default has occurred and is continuing before and after giving effect thereto;

(ii) Borrower has delivered to the Administrative Agent a Borrowing Base Certificate and Compliance Certificate as of the last day of a prior Fiscal Quarter pursuant to Section 8.5 setting forth in reasonable detail the calculations required to establish the Borrowing Base Value after giving effect to the requested Collateral Release Date and evidencing compliance as of the last day of such prior Fiscal Quarter with the Borrowing Base Requirements and the financial covenants under Section 8.22 that would be applicable from and after the Covenant Step Up Date (or, in the case of Section 8.22(f), the Collateral Release Date);

(iii) The Bridge Agent shall have released (or shall concurrently release) all Liens on the Equity Interest Collateral securing the Pari Passu Indebtedness;

(iv) all release documents to be executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(v) Borrower shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable and documented outside attorneys’ fees.

The Administrative Agent shall notify Borrower and the Lenders of the occurrence of the Collateral Release Date.

Section 7.4. Escrow Release Date. The Escrow Funds shall be released from escrow and applied by the Escrow Agent in accordance with the Escrow Agreement upon the occurrence of the “Second Merger Effective Time” (as defined in the Acquisition Agreement) pursuant to the Articles of Second Merger (as defined in the Acquisition Agreement).

SECTION 8. COVENANTS.

Each Loan Party agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:

Section 8.1. Maintenance of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c); provided, however, that nothing in this Section shall prevent the Borrower from dissolving any of its Subsidiaries if such action is, in the reasonable business judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Lenders. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. Each Loan Party shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all federal and material state, local, and foreign Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent (i) that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor or (ii) where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.4. Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to insure and keep insured, insure and keep insured with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but, with respect to each Borrowing Base Property, in no event at any time in an amount less than the replacement value of such Borrowing Base Property. Each Loan Party shall also maintain, and shall cause each of its Subsidiaries to maintain, insurance with respect to the business of such Loan Party and such Subsidiary, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, professional liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Upon the request of the Administrative Agent (which request shall be given no more than once in any Fiscal Year, unless an Event of Default has occurred and is continuing), furnish to each Lender a certificate of an Authorized Representative setting forth the nature and extent of all insurance maintained by the Loan Parties in accordance with this Section.

Section 8.5. Financial Reports. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP and shall furnish to the Administrative Agent and each Lender:

(a) as soon as available, and in any event no later than sixty (60) days after the last day of each Fiscal Quarter of each Fiscal Year of the Borrower, a copy of (i) the company-prepared consolidated balance sheets of Borrower and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of operations, changes in equity (deficit) and cash flows of Borrower for the Fiscal Quarter and for the Fiscal Year-to-date period then ended, in reasonable detail and, if available, showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the applicable party in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of Borrower and (ii) operating statements, rent roll and accounts receivable aging for each Borrowing Base Property;

(b) as soon as available, and in any event no later than one hundred twenty (120) days after the last day of each Fiscal Year of the Borrower, a copy of the consolidated balance sheets of Borrower and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows of Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail and, if available, showing in comparative form the figures for the previous Fiscal Year, accompanied in the case of the consolidated financial statements by an unqualified opinion of BDO USA, P.C., or another firm of independent public accountants of recognized national standing, selected by Borrower and reasonably satisfactory to the Administrative Agent;

(c) [reserved];

(d) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by any Loan Party or any Subsidiary of a Loan Party to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus filed by any Loan Party or any Subsidiary of a Loan Party with any securities exchange;

(e) [reserved];

(f) within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s operating budget and projections for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such operating budget and projections in reasonable detail prepared by Borrower and in form reasonably satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such projections);

(g) notice of any Change of Control;

(h) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary of a Loan Party or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Effect, (iii) the occurrence of any Default or (iv) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in of such certification;

(i) on the Closing Date and with each of the financial statements delivered pursuant to subsections (a) (other than the last Fiscal Quarter of each Fiscal Year) and (b) above, a compliance certificate (“Compliance Certificate”) in the form attached hereto as Exhibit F signed by a Financial Officer of the Borrower to the effect that to the best of such officer’s knowledge and belief no Default has occurred during the period covered by such statements or, if any such Default has occurred during such period, setting forth a description of such Default and specifying the action, if any, taken by the relevant Loan Party or its Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 (Financial Covenants); and

(j) on the Closing Date and with each of the financial statements delivered pursuant to subsections (a) (other than the last Fiscal Quarter of each Fiscal Year) and (b) above, a Borrowing Base Certificate showing the computation of the Borrowing Base Value, in reasonable detail as of the close of business on the last day of such Fiscal Quarter or Fiscal Year, as applicable, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent; and

(k) within a reasonable period of time following any such request therefor, from time to time, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Corruption Laws and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the filing of the Borrower’s financial statements with the U.S. Securities and Exchange Commission on Form 10-K or Form 10-Q shall satisfy the requirements of Section 8.5(a)(i) and (b), respectively.

Section 8.6. Inspection; Field Audits. Each Loan Party shall, and shall cause each Subsidiary of a Guarantor to, permit the Administrative Agent and each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Loan Parties and their Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Event of Default exists, with no less than five (5) Business Days’ prior written notice to the Borrower.

Section 8.7. Borrowings and Guaranties. No Loan Party shall issue, incur, assume, create or have outstanding any Indebtedness, or incur liabilities under any Hedging Agreement, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness or undertaking of any Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Secured Obligations of the Loan Parties owing to the Administrative Agent and the Lenders (and their Affiliates), the Permitted Pari Passu Indebtedness, all Indebtedness listed on Schedule 8.7 attached hereto (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion), and, in each case, any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(b) purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties in an original principal amount not to exceed $15,000,000 in the aggregate at any one time outstanding, and, in each case, any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(c) obligations of the Loan Parties arising out of interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) to the extent constituting Indebtedness, investments permitted pursuant to Section 8.9(c);

(f) Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g) Indebtedness representing deferred compensation to directors, officers, employees of any Loan Party incurred in the ordinary course of business; and

(h) other Indebtedness of the Borrower or other Parent Subsidiary; provided that the Loan Parties shall be in compliance, on a pro forma basis after giving effect to such Indebtedness, with the financial covenants set forth in Section 8.22, recomputed as of the last day of the most-recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.5.

Section 8.8. Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent Permitted Liens.

Section 8.9. Investments, Acquisitions, Loans and Advances. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent any investment that consists of:

(a) Cash Equivalents;

(b) investments by the Loan Parties in their respective Subsidiaries;

(c) (i) intercompany advances from time to time owing between the Loan Parties in the ordinary course of business to finance their working capital needs, (ii) intercompany advances from time to time owing between a Loan Party and any Subsidiary that is not a Guarantor hereunder in the ordinary course of business to finance their working capital needs or (iii) intercompany advances from time to time owing between any Subsidiary that is not a Guarantor hereunder and any other Subsidiary that is not a Guarantor hereunder in the ordinary course of business;

(d) investments from time to time in individual real properties (including Eligible Properties) or note receivables secured by real properties (including Eligible Mortgage Receivables) or in entities which own such individual real properties or note receivables (including Eligible Properties and Eligible Mortgage Receivables), provided that such investment does not cause a breach of the financial covenants set forth in Section 8.22 hereof;

(e) investments in deposit account and securities accounts opened in the ordinary course of business and in compliance with the terms of this Agreement;

(f) investments pursuant to Hedging Agreements that are not otherwise prohibited by the terms of this Agreement;

(g) investments existing on the date hereof and set forth on Schedule 8.9 (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion);

(h) advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(i) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) investments by Borrower for the redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests of Borrower now or hereafter outstanding to the extent permitted in Section 8.12 below;

(k) the Acquisition; and

(l) the acquisition of all or substantially all of the assets, or assets constituting a business unit, line of business or division, and the Borrower or a Parent Subsidiary may acquire or invest in the Equity Interests, of any Person (the “Acquisition Target”); provided that (i) the Acquisition Target shall be in a line of business substantially similar to the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related, complementary, incidental or ancillary thereto, and (ii) such acquisition or investment does not cause a breach of the financial covenants set forth in Section 8.22 hereof.

Section 8.10. Mergers, Consolidations and Sales. No Loan Party shall, nor shall it permit any of its Subsidiaries to, be a party to any merger or consolidation or amalgamation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of Property (other than Real Property) in the ordinary course of business;

(b) (i) the sale, transfer, lease or other disposition of Property of any Loan Party to any other Loan Party (or a Person who becomes a Loan Party in connection with such sale, transfer, lease or other disposition) and (ii) the sale, transfer, lease or other disposition of Property of any non-Guarantor to any other non-Guarantor;

(c) the merger of any Subsidiary of the Borrower with and into the Borrower or any other Subsidiary of the Borrower; provided that, in the case of any Loan Party, such Loan Party may only merge with and into the Borrower or any other Loan Party (or a Person who becomes a Loan Party in connection with such sale, transfer, lease or other disposition), provided further that, in the case of any merger involving the Borrower, the Borrower is the entity surviving the merger;

(d) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the relevant Loan Party or its Subsidiary, has become obsolete, worn out or no longer useful for their business, and which is disposed of in the ordinary course of business;

(e) Leases of all or any portion of any Real Property to Tenants;

(f) any sale, transfer, lease or other disposition of a Borrowing Base Asset (including any disposition of such Property as part of a sale and leaseback transaction) so long as such Borrowing Base Asset is deleted from the Borrowing Base Value pursuant to Section 7.3;

(g) any merger if it results in the simultaneous payoff in immediately available funds of the Obligations;

(h) (i) each Guarantor may issue or sell its Equity Interests to the extent permitted by Section 8.11 and (ii) the Borrower may issue or sell its respective Equity Interests so long as, after consummating such transaction, Borrower shall remain in compliance with the definition of Change of Control;

(i) transactions expressly permitted under Section 8.9 or Section 8.12,

(j) the Acquisition, and

(k) the sale, transfer, lease or other disposition of Property (including capital stock or other equity interests in a Subsidiary) so long as no Event of Default is then continuing and after giving effect to such sale, transfer, lease or other disposition the Loan Parties are in compliance, on a pro forma basis, with the financial covenants set forth in Section 8.22, recomputed as of the last day of the most-recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.5.

Section 8.11. Maintenance of Subsidiaries. No Loan Party shall assign, sell or transfer any shares of capital stock or other equity interests of a Subsidiary that is a Loan Party; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary (other than any Equity Interest Collateral) solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) any transaction permitted by Section 8.10 above, and (c) prior to the Collateral Release Date, Liens on the Equity Interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents or granted to the Bridge Agent securing Permitted Pari Passu Obligations.

Section 8.12. Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, declare or make any Restricted Payment; provided that:

(a) so long as no Default or Event of Default exists or would result therefrom, the Borrower may declare or make cash distributions to its equity holders in an aggregate amount not to exceed ninety-five percent (95%) of Borrower’s Funds From Operations for each Fiscal Quarter;

(b) each Subsidiary may make Restricted Payments ratably to the holders of its Equity Interests;

(c) Borrower or any Guarantor may declare and make dividend payments or other distributions payable solely in the common equity interests or other equity interests of such entity including (i) “cashless exercises” of options granted under any share option plan adopted by such entity, (ii) distributions of rights or equity securities under any rights plan adopted by such entity and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its equity interests payable solely in additional shares of its equity interests;

(d) Borrower and each Guarantor may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of Borrower or any Subsidiary;

(e) so long as no Change of Control results therefrom, Borrower and each Subsidiary may make Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance based incentive plans, and other similar forms of compensation;

(f) so long as no Change of Control results therefrom, the Borrower and each Subsidiary that is a Guarantor may make dividends or distributions to allow Borrower to (i) make payments in connection with share purchase programs, (ii) redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, (iii) so long as no Default or Event of Default exists or would result therefrom, repurchase shares of its Equity Interests held by officers, directors and employees of Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, to the extent not otherwise expressly prohibited by the terms of this Agreement; and

(g) at any time after the Collateral Release Date, the Borrower may redeem all or any portion of its Convertible Preferred Stock then outstanding so long as no Event of Default is then continuing and after giving effect to such Restricted Payment the Loan Parties are in compliance, on a pro forma basis, with the financial covenants set forth in Section 8.22, as evidenced by an updated pro forma Compliance Certificate.

Section 8.13. ERISA. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any Property of a Loan Party or a Subsidiary of a Guarantor. Each Loan Party shall, and shall cause each Subsidiary of a Guarantor to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or any Subsidiary of a Guarantor of any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any Subsidiary of a Guarantor with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting Section 8.14(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Borrowing Base Properties, in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Borrowing Base Properties, or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for the operation of their business and each of the Borrowing Base Properties; (iv) cure any material violation by it or at any of the Borrowing Base Properties, as applicable, of applicable Environmental Laws; (v) not allow the presence or operation at any of the Borrowing Base Properties, of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to applicable Environmental Law; (vi) not manufacture, use, generate, transport, treat, store, Release, dispose or handle any Hazardous Material (or allow any tenant or subtenant to do any of the foregoing) at any of the Borrowing Base Properties, except in the ordinary course of its business, in de minimis amounts, and in compliance with all applicable Environmental Laws; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary of a Guarantor or any of the Borrowing Base Properties: (1) any material Environmental Liability; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability of any Borrowing Base Properties arising from or in connection with any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other corrective or response action necessary to remove, remediate, clean up, correct or abate any material Release, threatened Release or violation of any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Borrowing Base Properties imposed by any Governmental Authority as set forth in a deed or other instrument affecting any Loan Party’s or any of its Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested, non-privileged environmental record concerning the Borrowing Base Properties which any Loan Party or any Subsidiary of a Loan Party possesses or can reasonably obtain; (xi) perform, satisfy, and implement any operation, maintenance or corrective actions or other requirements of any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law; and (xii) operate and maintain all underground storage tanks present at any of the Borrowing Base Properties in compliance with Environmental Laws.

Section 8.15. Compliance with OFAC Sanctions Programs and Anti-Corruption Laws.

(a) Each Loan Party shall at all times comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) Each Loan Party shall provide the Administrative Agent and the Lenders any information regarding the Loan Parties, their Affiliates, and their Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c) If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Subsidiary of any Loan Party, or any officer, director or Affiliate of any Loan Party or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the target Person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(d) No Loan Party will, directly or, to any Loan Party’s actual knowledge, indirectly, use the proceeds of the Revolving Facility, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any OFAC Sanctions Programs, or (ii) in any other manner that would result in a violation of OFAC Sanctions Programs or Anti-Corruption Laws by any Person (including any Person participating in the Revolving Facility, whether as Arranger, underwriter, lender, advisor, investor, or otherwise).

(e) No Loan Party will, nor will it permit any Subsidiary to, violate any Anti-Corruption Law in any material respect.

(f) Each Loan Party will maintain in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

Section 8.16. Burdensome Contracts With Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

Section 8.17. No Changes in Fiscal Year. The Fiscal Year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year from its present basis.

Section 8.18. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Material Subsidiary or Parent Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 12.2 hereof.

Section 8.19. Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.20. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.

Section 8.21. No Restrictions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party to: (a) pay dividends or make any other distribution on any such Loan Party’s (other than Borrower’s) capital stock or other equity interests, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) guarantee the Secured Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by law or any governmental authority, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted) under the terms of the Loan Documents, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (including Capital Lease Obligations) if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) customary provisions in leases and other contracts restricting the assignment thereof or in easements, restrictive covenants and other agreements recorded against Real Property.

Section 8.22. Financial Covenants.

(a) Maximum Total Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the Total Leverage Ratio to be greater than (i) from the Closing Date until the Covenant Step Up Date, 0.65 to 1.00, and (ii) from and after the Covenant Step Up Date, 0.60 to 1.00. Notwithstanding the foregoing, from and after the Covenant Step Up Date, the Borrower shall have the option, exercisable one time during the term of this Agreement, to elect that the Total Leverage Ratio may exceed 0.60 to 1.0 for any Fiscal Quarter in which the Borrower or one of its Subsidiaries completes a Material Acquisition and the immediately subsequent three (3) Fiscal Quarters so long as (1) the Borrower has delivered a written notice to the Administrative Agent that a Material Acquisition has occurred and the Borrower is exercising its option under this subsection (a) and (2) the Total Leverage Ratio does not exceed 0.65 to 1.0 at the end of the Fiscal Quarter during which such Material Acquisition was consummated and the immediately subsequent three (3) Fiscal Quarters, provided that such ratio does not exceed 0.60 to 1.0 thereafter.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than (i) on or prior to the first anniversary of the Closing Date, 1.25 to 1.00, (ii) after the first anniversary of the Closing Date and on or prior to the Covenant Step Up Date, 1.35 to 1.00, and (iii) from and after the Covenant Step Up Date, 1.50 to 1.00.

(c) Maintenance of Consolidated Tangible Net Worth. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit its Consolidated Tangible Net Worth to be less than the sum of (i) eighty percent (80%) of its Consolidated Tangible Net Worth as of the Fiscal Quarter most recently ended prior to the Closing Date for which financial statements were delivered pursuant to Section 7.2(i) (calculated after giving effect to the Acquisition on a pro forma basis and including, for the avoidance of doubt, the Acquisition Equity) plus (ii) 80% of the aggregate net proceeds received by Borrower or any of its Subsidiaries after such Fiscal Quarter referred to in subclause (i) above in connection with any offering of Stock or Stock Equivalents.

(d) Maximum Consolidated Secured Recourse Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Consolidated Secured Recourse Leverage Ratio shall not be greater than 0.10 to 1.00.

(e) Maximum Variable Rate Indebtedness Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Variable Rate Indebtedness Ratio shall not be greater than 0.30 to 1.00.

(f) Maximum Consolidated Secured Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower ending on or after the Collateral Release Date, the Borrower shall not permit the Consolidated Secured Leverage Ratio to be greater than 0.45 to 1.00.

Section 8.23. Borrowing Base Requirements. The Borrower shall cause the Eligible Properties and Eligible Mortgage Receivables comprising the Borrowing Base Value to at all times comply with the Borrowing Base Requirements (other than with respect to Eligible Properties or Eligible Mortgage Receivables that may exceed concentration limits but still be included in the Borrowing Base Value in compliance with and as set forth in the definition of Borrowing Base Requirements); provided that if the requirements of the definition of Borrowing Base Requirements are not met as of any Borrowing Base Determination Date (including with respect to Eligible Properties or Eligible Mortgage Receivables that may exceed concentration limits but still be included in the Borrowing Base Value in compliance with the definition of Borrowing Base Requirements), then within five (5) Business Days of the date Borrower obtains knowledge of or receives written notice that (x) any Eligible Property or Eligible Mortgage Receivable exceeds the concentration limits set forth in the definition of Borrowing Base Requirements, Borrower shall deliver an updated Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent evidencing the reduction of such Borrowing Base Asset’s Borrowing Base Value from the Borrowing Base Value to the extent necessary to cause such concentration limit excess to no longer exist or (y) any Borrowing Base Asset ceased to constitute an Eligible Property or Eligible Mortgage Receivable (each, an “Ineligible Asset”) either (i) the Borrower shall cure such failure, (ii) the Borrower shall deliver an updated Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent evidencing the reduction or removal of any Ineligible Asset’s Borrowing Base Value from the Borrowing Base Value to the extent necessary to cause such failure to no longer exist or (iii) the Borrower shall (a) notify the Administrative Agent of its intent to add another Eligible Property or Eligible Mortgage Receivable (a “Replacement Asset”) to the Borrowing Base Value to replace such Ineligible Asset and identify such Replacement Asset to Administrative Agent and (b) within thirty (30) days (or such later date as the Administrative Agent may approve in writing in its sole discretion) after the date of such notice, the Ineligible Asset shall be removed from the Borrowing Base Value and such Replacement Asset shall be added to the Borrowing Base Value, each in accordance with Section 7.3.

Section 8.24. Post-Closing Matters.

(a) The Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 8.24 (as such Schedule may be amended, supplemented or otherwise modified prior to the Closing Date as may be agreed between the Borrower and the Administrative Agent in its reasonable discretion) on or before the dates specified thereon (or such later date as the Administrative Agent may approve in writing in its sole discretion).

(b) The Borrower shall cause each Designated Target Entity that was not a signatory to this Agreement on the Closing Date to, not later than five (5) Business Days after the Closing Date (or such later date as the Administrative Agent may approve in writing in its sole discretion), deliver to the Administrative Agent (A) an Additional Guarantor Supplement or a separate Guaranty Agreement pursuant to Section 12.2 hereof, and (B) each of the documents required by Section 7.3, as applicable, hereof. If the Borrower fails to comply with this requirements of this Section 8.24(b) with respect to any Designated Target Entity, on the date that is five (5) Business Days after the Closing Date (or such later date as the Administrative Agent may approve in writing in its sole discretion), (i) such Designated Target Entity shall be immediately excluded as a Guarantor and each Borrowing Base Asset owned by such Designated Target Entity shall be immediately excluded as a Borrowing Base Asset on such date, and (ii) the Borrowing Base Value shall be re-calculated without such Borrowing Base Assets and the Borrower will make any required prepayment under Section 2.8(b) in respect thereof.

(c) To the extent not delivered on the Closing Date, the Borrower shall deliver to the Administrative Agent, no later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent may approve in writing in its sole discretion), (i) original stock certificates or other similar instruments or securities, if applicable, representing all of the issued and outstanding shares of capital stock or other equity interests in each Designated Target Entity as of the Closing Date to the extent certificated, and (ii) stock powers, if applicable, executed in blank and undated for the Collateral consisting of the certificated Stock or other Equity Interest in each such Designated Target Entity.

Section 8.25. Limitations Regarding Outbound Investment Rules. The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (x) failure to pay when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or (y) failure to pay when due of all or any part of interest on any Loan or any fee or other Obligation payable hereunder or under any other Loan Document and such failure is not remedied for a period of five (5) Business Days after written notice thereof is given to the Borrower by the Administrative Agent;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.22, 8.23, or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect (without any duplication of materiality) as of the date of the issuance or making or deemed making thereof;

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) prior to the Collateral Release Date, any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof, or (iv) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default (with expiration of any grace and/or cure periods related thereto) shall occur under any Indebtedness (other than the Excluded Indebtedness) issued, assumed or guaranteed by Borrower or any of its Subsidiaries in excess of (x) with respect to any Indebtedness that is recourse to the Borrower or any Loan Party, $35,000,000 in the aggregate and (y) with respect to any other Indebtedness, $75,000,000, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) (i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party or any Subsidiary of a Loan Party, or against any of their respective Property, in an aggregate amount for all such Persons (less (x) the amount paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage and (y) the amount covered by valid third party indemnification obligation from a third party which is Solvent and which third party has been notified of the claim under such indemnification obligation and not disputed that it is liable for such claim) in excess of $35,000,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party or any Subsidiary of a Loan Party to enforce any such judgment, or (ii) any Loan Party or any Subsidiary of a Loan Party shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h) any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA aggregating for all such Persons in an amount that is reasonably expected to have a Material Adverse Effect; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in an amount that is reasonably expected to have a Material Adverse Effect (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any Subsidiary of a Loan Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) any Loan Party or any one or more Subsidiaries of Borrower that are not Loan Parties and to which more than ten percent (10%) of Total Asset Value is attributable in the aggregate shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k); or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any one or more Subsidiaries of Borrower that are not Loan Parties and to which more than ten percent (10%) of Total Asset Value is attributable in the aggregate, or any substantial part of any of their Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any such other Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.3(b), 2.8(b), Section 2.13, 2.14, 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below. (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative

Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. Subject to the terms of Sections 2.13 and 2.14, if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.8(b), at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Revolving Credit Commitments, at the request of the Borrower, the Administrative Agent shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Obligations.

Section 9.5. Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.8(b)), all payments and collections received in respect of the Secured Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding an amount of cash equal to 105% of then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 10. THE ADMINISTRATIVE AGENT.

Section 10.1. Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints BMO Bank N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3. Action by Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4, 9.5 and 13.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, or the L/C Issuer.

(c) Neither the Administrative Agent, the Arrangers, nor any of their Related Parties shall be responsible for or have any duty or obligation to any Lender or L/C Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

Upon a Lender’s written request, the Administrative Agent agrees to forward to such Lender, when complete, copies of any field audit, examination, or appraisal report prepared by or for the Administrative Agent with respect to the Borrower or any Loan Party or the Collateral (herein, “Reports”). Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and the other Loan Parties and will rely significantly upon the books and records of Borrower and the other Loan Parties, as well as on representations of personnel of the Borrower and the other Loan Parties, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.8. L/C Issuer and Swingline Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swingline Lender shall act on behalf of the Lenders with respect to the Swingline Loans made hereunder. The L/C Issuer and the Swingline Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swingline Lender in connection with Swingline Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer and the Swingline Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swingline Lender, as applicable. Any resignation by the Person then acting as Administrative Agent pursuant to Section 10.6 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer and Swingline Lender except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.3. If such Person then acting as Swingline Lender resigns, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.2(b). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer or Swingline Lender), and (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit and Swingline Loans, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 10.9. Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.2, as the case may be, any Affiliate of such Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 9.5. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements and Liens.

Section 10.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.11. Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Pari Passu Intercreditor Agreement (if the Bridge Loan is funded on the Closing Date) and Collateral Documents on behalf of each of the Lenders, the L/C Issuer, and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate; provided that, subject to Section 13.3, the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuer or their Affiliates for any failure to monitor or maintain any portion of the Collateral. The Lenders and L/C Issuer hereby irrevocably authorize (and each of their Affiliates holding any Bank Product Obligations and Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender, L/C Issuer, or their Affiliates, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders or L/C Issuer or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates. Each Lender and L/C Issuer is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or L/C Issuer (other than the Administrative Agent) obtain possession of any Collateral, such Lender or L/C Issuer shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.12. Authorization to Release, Limit or Subordinate Liens or to Release Guaranties. The Administrative Agent is hereby irrevocably authorized by each of the Lenders, the L/C Issuer, and their Affiliates to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 or which has otherwise been consented to in accordance with Section 13.3), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Section 8.8, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized to the satisfaction of the Administrative Agent and relevant L/C Issuer) and, if then due, Hedging Liability and Bank Product Obligations and (e) release any Subsidiary from its obligations as a Guarantor if such Person ceases to be a Subsidiary or a Material Subsidiary as a result of a transaction permitted under the Loan Documents. Upon the Administrative Agent’s request, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property or to release any Person form its obligations as a Guarantor under the Loan Documents.

Section 10.13. Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including, but not limited to, Sections 3.1, 4.4, 4.5, and 13.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 10.14. Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other creditor, whether or not in respect of a Obligation due and owing by the Borrower or the Guarantor at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and each other creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender or other creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 11. THE GUARANTEES.

Section 11.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, (i) each Subsidiary from time to time party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) and (ii) the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Secured Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the

Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 11.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11 (other than the payment in full of the Obligations).

Section 11.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any

Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5. Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations. During the existence of any Event of Default, subject to Section 11.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 11.8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9. Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 11.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Section 11 and the Guaranty Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Section 11 and the Guaranty Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12. GUARANTIES.

Section 12.1. Guaranties. The payment and performance of the Secured Obligations shall at all times be guaranteed by each Wholly-owned Subsidiary of the Borrower that owns a Borrowing Base Asset pursuant to Section 11 hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

Section 12.2. Further Assurances. In the event the Borrower desires to include any additional Eligible Property or Eligible Mortgage Receivable in the Borrowing Base Value after the Closing Date, to the extent that such Eligible Property or Eligible Mortgage Receivable is not owned by an existing Guarantor, as a condition to the inclusion of such Eligible Property or Eligible Mortgage Receivable in the Borrowing Base Value and in addition to the requirements set forth in Sections 7.3 hereof, the Borrower shall cause the Subsidiary which owns such Eligible Property or Eligible Mortgage Receivable and each Parent Subsidiary of such Subsidiary, in each case, to execute a Guaranty Agreement or an Additional Guarantor Supplement in the form of Exhibit G attached hereto (the “Additional Guarantor Supplement”) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause each such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith. Each of the Borrower, each Material Subsidiary (including any Material Subsidiary formed or acquired after the Closing Date), and each Parent Subsidiary (including any Parent Subsidiary formed or acquired after the Closing Date) further agrees that it shall, from time to time at the request of the Administrative Agent, execute and deliver such documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.

SECTION 13. MISCELLANEOUS.

Section 13.1. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail, with a copy to follow via electronic mail as follows:

to the Borrower or any Guarantor:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

Attention:  Max Levy, Chief Investment Officer and

      Tabitha Bailey, Chief Legal Officer

Email:  mlevy@sonidaliving.com and

     tabitha.bailey@sonidaliving.com

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Mark Hayek

Email: Mark.Hayek@friedfrank.com

to the Administrative Agent:

BMO Bank N.A.

320 South Canal Street

Chicago, Illinois 60606

Attention: Darin Mainquist

Email: darin.mainquist@bmo.com

with a copy, which shall not constitute notice, to:

Riemer & Braunstein LLP

100 Cambridge Street, 22nd Floor

Boston, Massachusetts 02114-2527

Attention: Saúl De La Guardia

Email: sdelaguardia@riemerlaw.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.2, 2.3 and 2.6 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its physical address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(e) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 13.2. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Class of Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Class of Commitment is not then in effect, the principal outstanding balance of the Loans of each Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Facility if such assignment is to a Person that is not an existing Lender of such Facility, an Affiliate of such Lender, or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and Swingline Lender shall be required for any assignment in respect of the Revolving Facility if such assignment is to a Person that is not an existing Revolving Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required pursuant to Section 4.1(g).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the

Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.4 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, L/C Issuer, or other Lenders, sell participations to any Person (other than a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 4.1 and 4.5 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4, and 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 4.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.3. Amendments. Subject to Section 4.3(b) herein, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders), and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swingline Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swingline Lender, as applicable; provided that no amendment, waiver or consent shall:

(i) (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rate provided in Section 2.9 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;

(ii) unless signed by each affected Lender, change the definition of “Required Lenders”, “Required Class Lenders”, or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) unless signed by each affected Lender, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby or change the application of payments contained in Section 3.1 or 9.5;

(iv) unless signed by each Lender, change the provisions of this Section 13.3;

(v) unless signed by each Lender, release any Guarantor from any of its material obligations or any material portion of the Collateral (other than any Obligations in respect of any Hedging Agreement), except to the extent expressly permitted under this Agreement;

(vi) [reserved];

(vii) unless signed by each Lender affected thereby, extend the Revolving Credit Termination Date (except pursuant to Section 2.16), extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date, or extend the Term Loan Maturity Date with respect to any Term Facility;

(viii) amend or modify Section 11 without the consent of the Guarantor(s) affected thereby;

(ix) release Borrower from its Obligations under the Loan Documents without the written consent of each Lender (other than any Obligations in respect of any Hedging Agreement), except to the extent expressly permitted under this Agreement;

(x) subordinate (or have the effect of subordinating) any Liens on the Collateral or the Obligations to any other Indebtedness of the Borrower or any of its Affiliates without the written consent of each Lender;

(xi) require or accept any collateral, guaranties, or other security for the Obligations other than any security for the ratable benefit of the Lenders of all Facilities, without the written consent of each Lender;

(xii) provide for the payment of the Facilities in any manner other than in cash in Dollars, without the consent of each Lender;

(xiii) convert the Revolving Facility from a revolving credit facility to any other type of facility, without the consent of each Lender;

(xiv) [reserved]; and

(xv) amend or modify any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, or waive (either generally or in a particular instance and either retroactively or prospectively) the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms, without the written consent of the Required Class Lenders for such Class of Lenders.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (3) any Pari Passu Intercreditor Agreement or any guarantees, collateral security documents and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (4) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (5) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.15.

Section 13.4. Costs and Expenses; Indemnification.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, Book Runners, and their Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and Book Runners), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, such fees and expenses incurred in connection with (x) the creation, perfection or protection of the Liens under the Loan Documents (including all search, filing and recording fees) and (y) environmental assessments, insurance reviews, collateral audits and valuations, and field exams as provided herein, (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Book Runners, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent, the Book Runners, any Lender or any L/C Issuer, taken as a whole and additional local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).

(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Book Runner, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof), any Swingline Lender and L/C Issuer, and their Related Parties, the administration and enforcement of this Agreement and the other

Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claim or Environmental Liability, including with respect to the presence of underground storage tanks and any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower, any other Loan Party, the Target Group or any Affiliates, stockholders, other equity holders or creditors of the foregoing against an Indemnitee or resulting from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) arising from a dispute among Indemnitees other than any action, litigation, proceeding or investigation against any Book Runner in its capacity as, or in fulfilling its role as, the Administrative Agent or a Book Runner or other agency role under the Facilities or (z) for the avoidance of doubt, constitute income taxes imposed on the fees or other consideration paid hereunder or pursuant to any Fee Letter. This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof), any Book Runner, any L/C Issuer, any Swingline Lender or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent, any Book Runner, the L/C Issuer, any Swingline Lender or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent, any Book Runner, the L/C Issuer, any Swingline Lender or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any Book Runner, such L/C Issuer, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any L/C Issuer or Swingline Lender solely in its capacity as such, only the Lenders party to the Revolving Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s share of the Revolving Credit Exposure at such time); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Book Runner, such L/C Issuer or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Book Runner, such L/C Issuer or any such Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Loan Parties nor any Indemnitee shall assert, and hereby waive, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13.5. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Secured Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Secured Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.6. Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, with the prior written consent of the Administrative Agent, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Each Lender agrees that, without in each instance the prior written consent of Administrative Agent, such Lender (i) will not take or file any action, whether by judicial proceedings or otherwise, to enforce any rights or pursue any remedies under any of the Loan Documents, and (ii) will not exercise any right of set-off or banker’s lien (whether by any applicable governmental rule, contract or otherwise), in each case, if such action or exercise of rights or remedies could reasonably be expected to result in the loss or impairment of the Lien arising under the Collateral Documents, and (iii) agrees to indemnify each of the other Lenders for any loss sustained by such other Lenders as a direct consequence of such Lender’s violation of this Section 13.6.

Section 13.7. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 13.8. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.9. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 4.1, 4.4, 4.5, and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Secured Obligations.

Section 13.10. Counterparts; Integration; Effectiveness.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption shall be deemed to include electronic signatures and electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.11. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.12. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.13. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.14. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.15. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent, the Arrangers, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Arrangers, the L/C Issuer, or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than e-mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 13.18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.19. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.

Section 13.20. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility; (h) to bank trade publications or to data service providers, including league table providers, that serve the lending industry, such information to consist of deal terms and other information customarily found in such publications or provided to such service providers; (i) with the consent of the Borrower; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

Section 13.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 13.22. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES TO FOLLOW]

This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

SONIDA SENIOR LIVING, INC.

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	Chief Executive Officer and President

“GUARANTORS”

CAPITAL SENIOR LIVING PROPERTIES 4, INC.

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	Chief Executive Officer and President

CSL CREEKSIDE FL, LLC
CSL HARRISON, LLC
CSL KINGWOOD, LLC
SONIDA BLUFFTON, LLC
SONIDA CHARLESTON, LLC
SONIDA FLORENCE, LLC
SONIDA JACKSONVILLE, LLC
SONIDA OVIEDO, LLC
SONIDA PORT ORANGE, LLC
SONIDA ST. AUGUSTINE, LLC
SONIDA ST. CLOUD, LLC
SONIDA PEACHTREE CORNERS, LLC
SONIDA LAWRENCEVILLE, LLC
SONIDA MANSFIELD TX, LLC

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	President

[Signature Page to A&R Credit Agreement]

“ADMINISTRATIVE AGENT”
BMO BANK, N.A., Administrative Agent
By:	/s/ Darin Mainquist
Name:	Darin Mainquist
Title:	Managing Director

[Signature Page to A&R Credit Agreement]

“LENDERS”
BMO BANK, N.A., as L/C Issuer, Swingline Lender and a Lender
By:	/s/ Darin Mainquist
Name:	Darin Mainquist
Title:	Managing Director

[Signature Page to A&R Credit Agreement]

ROYAL BANK OF CANADA, as L/C Issuer and a Lender
By:	/s/ William Behuniak
Name:	William Behuniak
Title:	Authorized Signatory

[Signature Page to A&R Credit Agreement]

FIRST FINANCIAL BANK, as a Lender
By:	/s/ Michael Babinec
Name:	Michael Babinec
Title:	Vice President

[Signature Page to A&R Credit Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Cody A. Canafax
Name:	Cody A. Canafax
Title:	Executive Director

[Signature Page to A&R Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:	/s/ Fred Gonfiantini
Name:	Fred Gonfiantini
Title:	Vice President

[Signature Page to A&R Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Grant Sanders
Name:	Grant Sanders
Title:	Senior Vice President

[Signature Page to A&R Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Darin Mullis
Name:	Darin Mullis
Title:	Managing Director

[Signature Page to A&R Credit Agreement]

CITIZENS BANK, N.A., as a Lender
By:	/s/ Nan E. Delahunt
Name:	Nan E. Delahunt
Title:	Vice President

[Signature Page to A&R Credit Agreement]